UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Helix Energy Solutions Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HELIX ENERGY SOLUTIONS GROUP, INC.
400 North Sam Houston Parkway East
Houston, Texas 77060
Telephone: (281) 618-0400
April 1, 2009
Dear Shareholder:
     You are cordially invited to join us for our 2009 Annual Meeting of shareholders to be held on Wednesday, May 13, 2009 at 10:00 a.m. at the Crowne Plaza Houston North Greenspoint Hotel, 425 North Sam Houston Parkway East, Houston, Texas 77060. Beginning at 9:30 a.m., employees and officers will be available to provide information about 2008 developments.
     The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, including the election of three directors. At the meeting, we will also report on industry matters of current interest to our shareholders and you will have an opportunity to meet with some of our directors and officers.
     This year, we have elected to furnish proxy materials to shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.
     Your Vote is Important. Whether you own a few or many shares of stock, it is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly return it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.
     The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to seeing you at the annual meeting.
Sincerely,

Owen Kratz
President and Chief Executive Officer

HELIX ENERGY SOLUTIONS GROUP, INC.
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

DATE:	Wednesday, May 13, 2009

TIME:	10:00 a.m. Central Daylight Time (Houston Time)

PLACE:	Crowne Plaza Houston North Greenspoint Hotel 425 North Sam Houston Parkway East Houston, Texas 77060

ITEMS OF BUSINESS:	1. To elect three Class II directors each to serve a three-year term expiring on the later of the annual meeting of shareholders in 2012 and a successor being elected and qualified.

2. To consider any other business that may properly be considered at the annual meeting or any adjournment thereof.

RECORD DATE:	You may vote at the annual meeting if you were a holder of our common stock of record at the close of business on March 19, 2009.

VOTING BY PROXY:	In order to avoid additional soliciting expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1. Call 1-800-560-1965 to vote by telephone anytime up to 12:00 noon Central Daylight Time on May 12, 2009; OR

2. GO TO THE WEBSITE: www.eproxy.com/hlx to vote over the Internet anytime up to 12:00 p.m. Central Daylight Time on May 12, 2009; OR

3.   IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	The proxy statement and 2008 Annual Report to Shareholders are also available at www.HelixESG.com/annualmeeting.
By Order of the Board of Directors,

Alisa B. Johnson
Corporate Secretary
April 1, 2009
YOUR VOTE IS IMPORTANT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2009
     The Company’s proxy statement and 2008 Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2008 are also available at www.HelixESG.com/annualmeeting.

2

HELIX ENERGY SOLUTIONS GROUP, INC.
400 North Sam Houston Parkway East
Houston, Texas 77060
Telephone: (281) 618-0400

PROXY STATEMENT
Annual Meeting of Shareholders
May 13, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
          The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation that is referred to herein as “Helix,” the “Company,” “we,” “us,” or “our,” is soliciting your proxy to vote at the 2009 Annual Meeting of Shareholders on May 13, 2009. This proxy statement contains information about the items being voted on at the annual meeting and information about Helix. The proxy materials are being sent to our shareholders on or about April 1, 2009.
QUESTIONS AND ANSWERS
Why am I receiving these materials?
          We are providing these proxy materials to you in connection with our annual meeting of shareholders, to be held on Wednesday, May 13, 2009 at 10:00 a.m. at the Crowne Plaza Houston North Greenspoint Hotel, 425 North Sam Houston Parkway East, Houston, Texas 77060, and all reconvened meetings after adjournments thereof. As a shareholder of the Company, you are invited to attend the annual meeting and are entitled and requested to vote on the proposal described in this proxy statement.
Who may vote at the annual meeting?
          The board has set March 19, 2009 as the record date for the annual meeting. If you were the owner of Helix common stock at the close of business on March 19, 2009, you may vote at the annual meeting. You are entitled to one vote for each share of common stock you held on the record date. You may cast one vote for each share of common stock held by you on the record date on each of the matters presented at the meeting.
What proposals will be voted on at the annual meeting?
          The only matter currently scheduled to be voted on at the annual meeting is the election of three Class II directors to the Board of Directors of Helix, each to serve a three-year term expiring at the annual meeting of shareholders in 2012 or, if at a later date, the date on which a successor is elected and qualified.
          We also will consider other business that properly comes before the meeting in accordance with Minnesota law and our By-laws. The Chairman of the annual meeting may refuse to allow the presentation of a proposal or a nomination for the board from the floor of the annual meeting if the proposal or nomination was not properly submitted.
How does the board recommend that I vote?
          Our board unanimously recommends that you vote your shares “FOR” each of the director nominees described in this proxy statement.

How do I vote my shares?
          We request that you vote your shares as promptly as possible. You may either vote your shares in person at the annual meeting or designate another person to vote the shares you own. That other person is called a proxy and you may vote your shares by means of a proxy using one of the following methods of voting if you are a shareholder of record:
•	Electronically using the Internet,

•	By telephone, or

•	If this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
          The instructions for these three methods are set forth on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the board. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
Am I shareholder of record?
          If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services (Wells Fargo), you are considered a shareholder of record with respect to those shares and the Notice of Availability of Proxy Materials is being sent directly to you by Wells Fargo.
          If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice of Availability of Proxy Materials is being forwarded to you. If you are a beneficial owner, you may appoint proxies and vote as provided by that bank, broker or nominee. The availability of telephone or internet voting will depend upon the voting process of the broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or nominee, your shares will be voted by such party as you have directed.
May I change my vote?
          Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:
•	sending a written statement to that effect to the Corporate Secretary of Helix,

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the annual meeting.
          If you hold shares in street name, you must follow the procedures to change your vote required by the holder of record, either your broker, bank or other nominee, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.
How do I vote my shares in person at the meeting?
          If you are a shareholder of record, to vote your shares at the meeting you should bring proof of identification. You may vote shares held in street name at the meeting only if you obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares and provide an account statement or letter from such nominee showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker, bank or other nominee in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the annual meeting.
          Even if you plan to attend the meeting, we encourage you to vote by proxy so your vote will be counted if you later decide not to attend the annual meeting.

What is a quorum?
          A majority of Helix’s outstanding common shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if a shareholder:
•	is present in person at the annual meeting; or

•	has properly submitted a proxy (either by written proxy card or by voting on the Internet or by telephone).
          Proxies received but marked as abstentions or withholding authority, if any, and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
How many shares can vote?
          On the record date, there were 98,385,061 shares of Helix common stock outstanding and entitled to vote at the meeting held by approximately 30,537 beneficial owners. These are the only securities entitled to vote. Each holder of a share of common stock is entitled to one vote for each share held.
What happens if additional matters are presented at the annual meeting?
          Other than the election of three Class II directors, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Minnesota law and our By-laws.
How many votes are required to approve each proposal?
          The election of each director nominee requires the affirmative “FOR” vote of a plurality of the shares present in person or by proxy at the annual meeting and entitled to vote on the election of directors. Assuming that a quorum is present at the annual meeting, the three directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors. As a result, if you “WITHHOLD AUTHORITY” to vote for a nominee, your vote will not be counted in determining the outcome of the election of directors.
          Any other proposal being voted on requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.
How are votes counted?
          You may either vote “FOR” or “WITHHOLD AUTHORITY” to vote on each nominee for the Board of Directors. Only “FOR” votes are counted in determining whether a plurality has been cast in favor of a director. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and as recommended by the Board of Directors on any other proposal.
          If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote, but will be counted in determining whether there is a quorum present. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes are not considered as entitled to vote on the proposal in question, thus effectively reducing the number of shares needed to approve any proposal introduced at the annual meeting.
          Under the rules of the New York Stock Exchange, or “NYSE,” in effect at the time this proxy statement was printed, if you hold your shares though a broker, your broker has discretionary authority and thus is permitted to vote your shares on “routine” matters, which includes the election of directors, even if the broker does not receive voting instructions from you.
Is my vote confidential?
          Proxy cards, proxies delivered by internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes.

How do I get to the annual meeting of shareholders?
          A map is provided on the back of this proxy statement for your convenience or at www.HelixESG.com under Investor Relations tab and by clicking Annual Meeting.
May shareholders ask questions at the annual meeting?
          Yes. During the annual meeting shareholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, beginning at 9:30 a.m., our employees and officers will be available to provide information about 2008 developments and to answer questions of more general interest.
What does it mean if I receive more than one proxy card?
          It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each such card.
Who will count the votes?
          We have hired a third party, Wells Fargo, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the annual meeting.
Who will bear the cost for soliciting votes for the meeting?
          We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners; provided, however that we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and regular employees, without extra compensation.
How do I find out the results of the annual meeting?
          Preliminary voting results will be announced at the annual meeting. The final voting results will be published in our second quarter 2009 quarterly report on Form 10-Q and will be available on www.HelixESG.com or in an earlier filed Form 8-K.
Whom should I call with other questions?
          If you have additional questions about this proxy statement or the meeting, or would like additional copies of this document or our 2008 Annual Report to Shareholders (including our Annual Report on Form 10-K), please contact: Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston Texas, 77060, Attention: Corporate Secretary, telephone: (281) 618-0400.
How may I communicate with the Company’s Board of Directors?
          Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Please indicate whether your message is for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.
When are the shareholder proposals for the 2010 Annual Meeting of Shareholders due?
          All shareholder proposals must be submitted in writing to General Counsel and Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston. Texas 77060. Any shareholder who intends to present a proposal at the 2010 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than December 2, 2009, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities Exchange Act of 1934 to be eligible for inclusion. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary prior to February 12, 2010 setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected.
PROPOSAL 1: ELECTION OF DIRECTORS
          In accordance with our By-laws, the Board of Directors currently consists of eight members and is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the annual meeting in 2010, 2009 and 2011, respectively, and their respective successor being elected and qualified. There are currently three directors in Class I and Class II and two directors in Class III.
          Three directors are to be elected at the 2009 annual meeting. T. William Porter, William L. Transier and James A. Watt are the Class II directors whose terms expire at this annual meeting and who have been nominated for re-election to the board to serve until the 2012 annual meeting or, if at a later date, until their successors are elected and qualified. Each of the nominees listed below is currently serving as a director.
          Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees below as Class II directors for a term of three years, until the annual meeting of shareholders to be held in 2012 or, if at a later date, until their respective successors are elected and qualified. There is no cumulative voting in the election of directors and the Class II directors will be elected by a plurality of the votes cast at the annual meeting.
          All of the nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the board nominated each of the candidates for election. If any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated on the proxy card. The board has no reason to believe that any of the nominees will become unavailable. The board has affirmatively determined that the nominees qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated by the Securities and Exchange Commission (SEC).
          In the section below, we provide the names and biographical information about the three Class II nominees and each other member of the board. Age and other information in the director’s biographical information are as of March 19, 2009. Information about the number of shares of Common Stock beneficially owned by each director as of March 27, 2009 appears below under the heading “Share Ownership Information — Management Shareholdings” on pages 20-22.
          There are no family relationships among any of our directors, nominees for director or executive officers.
Information about Nominees for Class II Directors
Nominees for Class II Directors Three — Year Term Expiring in 2012:

T. William Porter	Director since 2004
Chairman	age 67
Porter & Hedges, L.L.P.

Mr. Porter has served as a director since March 2004. He is the Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. Mr. Porter also serves as a director of Copano Energy L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast and Oklahoma mid-continent regions, and U.S. Concrete, Inc., a value-added provider of ready-mixed concrete and related products and services to the construction industry in several major markets in the United States. Mr. Porter graduated with a B.B.A. in finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966.

William L. Transier	Director since 2000
Chief Executive Officer and President	age 54
Endeavour International Corporation

Mr. Transier has served as a director since October 2000. He is Chief Executive Officer and President, and serves as Chairman of the Board, of Endeavour International Corporation, an international oil and gas exploration and production company. He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has an M.B.A. from Regis University. In addition to serving on our Board of Directors and the Board of Endeavour, he is also a director of Reliant Energy, Inc., a provider of electricity and energy services to retail and wholesale customers in the United States and Cal Dive International, Inc., our majority owned subsidiary. Mr. Transier has indicated his intention not to stand for re-election to the Reliant Energy board at its 2009 annual meeting.

James A. Watt	Director since 2006
Chief Executive Officer and President	age 59
Dune Energy, Inc.

Mr. Watt has served as a director since July 2006. Mr. Watt has been Chief Executive Officer and President of Dune Energy, Inc., an oil and gas exploration and development company since April 2007. He served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August 2006 until March 2007. Mr. Watt was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May 2003, until Helix acquired Remington in July 2006. Mr. Watt also served on Remington’s Board of Directors from September 1997 to July 2006. Mr. Watt was Vice President/Exploration of Seagull E & P, Inc., from 1993 to 1997, and Vice President/Exploration and Exploitation of Nerco Oil & Gas, Inc. from 1991 to 1993. Mr. Watt is also a director of Pacific Energy Resources, Ltd., an exploration and development company with offshore and onshore operations primarily in California and Alaska. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics.

Information about Continuing Directors
Class III Directors Term Expiring in 2011:

Gordon F. Ahalt	Director since 1990
Retired Consultant	age 81

Mr. Ahalt has served as a director since July 1990. Since 1982, Mr. Ahalt has been the President of GFA, Inc., a petroleum industry management and financial consulting firm. From 1977 to 1980, he was President of the International Energy Bank, London, England. From 1980 to 1982, he served as Senior Vice President and Chief Financial Officer of Ashland Oil Company. Prior thereto, he spent a number of years in executive positions with Chase Manhattan Bank. Mr. Ahalt also serves as a director of Bancroft & Elsworth Convertible Funds and other private investment funds. Mr. Ahalt received a B.S. Degree in Petroleum Engineering in 1951 from the University of Pittsburgh.

Nancy K. Quinn	Director since 2009
Co-Owner, Principal	age 55
Hanover Capital, LLC

Ms. Quinn has served as a director since February 2009. Ms. Quinn is a principal of Hanover Capital LLC, a privately-owned advisory firm that provides financial and strategic services primarily to clients in the energy and natural resources industries. She has served as Executive Director of The Beacon Group, LP. (now a part of JP Morgan Chase) from 1996 to 2000, as Managing Director of PaineWebber Incorporated from 1994 to 1995, and as co-head of the natural resources and energy investment banking section of Kidder, Peabody & Co. from 1982 to 1992. Ms. Quinn currently serves on the board of directors of Endeavour International Corporation, an international oil and gas exploration and production company, and Atmos Energy Corporation, a distributer of natural gas. Ms. Quinn graduated with a Bachelor of Fine Arts degree from Louisiana State University and an M.B.A. from the University of Arkansas.

Class I Directors Term Expiring in 2010:

Owen Kratz	Director since 1990
President and Chief Executive Officer	age 54
Helix Energy Solutions Group, Inc.

Mr. Kratz is our President and Chief Executive Officer. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer of the Company. He was appointed Chairman in May 1998 and served as the Company’s Chief Executive Officer since April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and held various offshore positions, including saturation (SAT) diving supervisor, and had management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz is also a Director of Cal Dive International, Inc. Mr. Kratz has a Bachelor of Science degree from State University of New York.

Bernard J. Duroc-Danner	Director since 1999
Chairman of the Board, President and Chief Executive Officer	age 55
Weatherford International Ltd.

Mr. Duroc-Danner has served as a director since February 1999. He has been Chairman of the Board, President and Chief Executive Officer of Weatherford International Ltd. since May 1998. Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Mr. Duroc-Danner also serves as a director of LMS, a London investment company. Mr. Duroc-Danner is also a member of the National Petroleum Council and the Society of Petroleum Engineers. Mr. Duroc-Danner holds a Ph.D. in economics from The Wharton School of the University of Pennsylvania.

John V. Lovoi	Director since 2003
Principal	age 48
JVL Partners

Mr. Lovoi has served as a director since February 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Evergreen Energy, Inc., a clean energy technology company providing technology and service solutions to the power generation industry and Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas.

Board of Directors Recommendation
          The board recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.
Vote Required
          Election of each director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the annual meeting. This means the three directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors.

BOARD OF DIRECTORS
Board of Directors Independence
          The board consists of eight directors. The board has affirmatively determined that the following members of the board qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934: Messrs. Ahalt, Duroc-Danner, Lovoi, Porter, Transier and Watt and Ms. Quinn. In making this determination, the board has concluded that none of these members has a relationship which, in the opinion of the board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The non-independent management director is Mr. Kratz, our President and Chief Executive Officer. Accordingly, a majority of the members of the Board of Directors are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the board reviewed the NYSE criteria for independence in advance of the first meeting of the board in 2009. The board then gathered information with respect to each board member individually regarding potential transactions and relationships between Helix and its directors, including the existence of certain ongoing transactions entered into between the Company and certain entities of which existing directors serve as officers or directors, including transactions with Weatherford International Ltd. and Endeavour International Corporation. None of these transactions were deemed to affect the independence of the applicable director and they did not exceed the thresholds established by NYSE rules.
Attendance at the Annual Meeting of Shareholders
          The Company’s Board of Directors holds a regular meeting immediately preceding or immediately after each year’s annual meeting of shareholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of shareholders. The board encourages its members to attend the annual meeting, but does not have a written policy regarding attendance at such meeting. Messrs. Kratz, Transier, Watt and Ahalt attended the 2008 annual meeting along with former director and current Chief Financial Officer, Anthony Tripodo.
Shareholder Communications with the Board
          Pursuant to the terms of our Corporate Governance Guidelines adopted by the board, any shareholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of the Corporate Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether it contains a message for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.
Sources for New Nominees
          Messrs. Porter, Transier and Watt are directors standing for re-election. The Company did not utilize any third party search firms to assist in identifying potential director candidates during 2008 or to date in 2009. Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director candidates from any shareholder or group of shareholders during 2008 or to date in 2009.
Code of Business Conduct and Ethics
          In 2003, we adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. At that time we also established a code of ethics for Chief Executive Officer and Senior Financial Officers which is applicable to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, Vice President — Finance and Treasurer, and Vice President — Internal Audit. We have also adopted a set of Corporate Governance Guidelines that applies to the Board of Directors. We have posted a current copy of both codes and the guidelines on our website, which is located at www.HelixESG.com, under Investor Relations, then by clicking Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. All of the Code of Business Conduct and Ethics, the Code of Ethics for the Chief Executive and the Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

COMMITTEES OF THE BOARD AND MEETINGS
          The board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The following table summarizes the membership of the board and each of its committees as well as the number of times each met during the year ended December 31, 2008. Members were elected to these committees in February 2008 by a vote of the Board of Directors. Each member of each of these committees is independent as defined by the applicable NYSE and SEC rules. Each committee has a written charter approved by the board.

Corporate
Governance
Name(1)	Board	Audit	Compensation	and Nominating
Mr. Kratz	Chair	—	—	—
Mr. Ahalt	Member	—	Member	Member
Mr. Duroc-Danner	Member	—	—	—
Mr. Lovoi	Member	Member (1)	Chair (1)	—
Mr. Porter	Member	Member	—	Chair
Ms. Quinn (2)	Member	Member	—	Member
Mr. Transier	Member	Chair (1)	Member	—
Mr. Watt	Member	—	Member	Member
Number of Meetings in 2007
Regular	4	6	5	3
Special	4	1	6	1

(1)	Mr. Anthony Tripodo resigned from the Board of Directors as well as the Audit Committee and the Corporate Governance and Nominating Committee effective June 25, 2008. Prior to his resignation, Mr. Tripodo attended five meetings of the Board of Directors, two meetings of the Corporate Governance and Nominating Committee and was the Chairman at three meetings of the Audit Committee. After Mr. Tripodo’s resignation, Mr. Lovoi was appointed to the Audit Committee and William L. Transier was appointed to serve as the Chairman of the Audit Committee. In addition, Mr. Lovoi was appointed as Chairman of the Compensation Committee, a position previously held by Mr. Transier. Mr. Watt was appointed to succeed Mr. Tripodo on the Corporate Governance and Nominating Committee.

(2)	Ms. Quinn was appointed to serve on the Board of Directors in February 2009, and therefore did not attend any meetings of the Board or any committee in 2008.
          During the year ended December 31, 2008, the board held a total of eight meetings. Each director attended 75% or more of the total meetings of the board other than Mr. Duroc-Danner who attended three meetings and each director attended 75% or more of the total meetings of the committees on which such director served.
          Non-management directors meet in regularly scheduled executive sessions following each board and committee meeting without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees did meet with individual members of management during executive session by invitation. Mr. Porter presided as the Chair of each executive session of the board unless the particular topic of the applicable executive session dictated that another independent director serve as the Chair of the meeting, typically the Chair of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as Chair.
Audit Committee
          The Audit Committee consists of four non-employee, independent directors, Messrs. Lovoi, Porter and Transier and Ms. Quinn, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to: (1) the integrity of our financial statements, (2) the compliance by the Company with applicable legal and regulatory requirements, (3) the performance of the Company’s internal audit function and independent registered public accounting firm, and (4) the independent registered public accounting firm’s qualifications and independence. The Audit Committee acts under the terms of a written charter, which was most recently amended and restated in December 2008, a copy of which is available at our website, www.HelixESG.com, under Investor Relations, then by clicking Governance. A copy of the Audit Committee charter is available free of charge upon request to the Corporate Secretary at

Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Among the duties of the Audit Committee, all of which are more specifically described in the Audit Committee charter, the Audit Committee:
•	Oversees and appoints our independent registered public accounting firm.

•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls.

•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence.

•	Reviews the scope of the annual audit.

•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and our earnings press releases.

•	Meets independently with management and the independent registered public accounting firm.

•	Reviews corporate compliance and disclosure systems.

•	Reviews and approves all related-party transactions.

•	Makes regular reports to the Board of Directors.

•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board of Directors for approval.

•	Performs an annual self-evaluation of its own performance.

•	Produces an annual report for inclusion in our proxy statement.
Audit Committee Independence
          The board has affirmatively determined that all members of the Audit Committee: (i) are considered “independent” as defined under NYSE Rule 303A, and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).
Designation of Audit Committee Financial Expert
          The board has determined that each of the members of the Audit Committee is financially literate and that Mr. Transier and Ms. Quinn are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.
          For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” beginning on page 17.
Compensation Committee
          The Compensation Committee is composed of four non-employee, independent directors. The Compensation Committee is appointed by the board to discharge the board’s responsibilities relating to compensation of our executive officers. The Compensation Committee acts under the terms of, and the Board of Directors has adopted, a written charter for the Compensation Committee, a copy of which is available at our website, www.HelixESG.com, under Investor Relations, then by clicking Governance. The Compensation Committee charter is also available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. The Compensation Committee has the responsibilities described in the Compensation Committee charter including the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs. The Compensation Committee is also responsible for reviewing and recommending to the board whether the “Compensation Discussion and Analysis” should be included in our proxy statement, and for performing such other functions as the board may assign to the Compensation Committee from time to time, including the responsibility to:
•	Review compensation philosophy and major compensation and benefits programs for employees.

•	Oversee the 2005 Long Term Incentive Plan, the Employee Retirement Savings Plan and the Employee Stock Purchase Plan.

•	Commission independent consultants and review compensation surveys with respect to executive officer compensation as compared to our industry and our peer group, as discussed in our “Compensation Discussion and Analysis” below.

•	Review and approve executive officer compensation, including bonuses and equity incentive compensation.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for adoption.

•	Perform an annual self-evaluation of its performance.

Corporate Governance and Nominating Committee
          The goal of the Corporate Governance and Nominating Committee is to take a leadership role in shaping the corporate governance and business standards of our Board of Directors and the Company. The Corporate Governance and Nominating Committee consists of no fewer than three members, all of whom meet the independence requirements of the NYSE. The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is available at the Company’s website, www.HelixESG.com, under Investor Relations, then by clicking Governance. The Corporate Governance and Nominating Committee charter is also available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.
          The Corporate Governance and Nominating Committee identifies individuals qualified to become board members, consistent with criteria approved by the board, oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance. The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter, including the responsibility to:
•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the board.

•	Monitor, and recommend members for, each of the committees of the board.

•	Periodically review and revise our corporate governance principles.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for approval.

•	Perform an annual self-evaluation of its performance and the performance of the board.

•	Perform such other duties as may be assigned by the board from time to time.
Process for Director Nominations — Shareholder Nominees
          The policy of the Corporate Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s annual meeting such nominations were required to be received by us prior to the date of this proxy statement. Shareholders may nominate persons for election to the Board of Directors to be considered at next year’s annual meeting in accordance with the procedure beginning on page 46 of this proxy statement.
Director Qualifications
          The Corporate Governance and Nominating Committee has established certain criteria that apply to Committee-recommended nominees for a position on our board. Under these criteria, members of the board should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business and possess a familiarity with one or more of our industry segments. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.
Identifying and Evaluating Nominees for Directors
          The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and

Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting of shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board.
          The Corporate Governance and Nominating Committee recommended that the board elect Nancy K. Quinn to the board in February 2009 to fill the vacant position previously held by Mr. Tripodo. Ms. Quinn came to the attention of the committee through recommendations of current board members.
Directors’ Continuing Education
          The Corporate Governance and Nominating Committee encourages all members of the board to attend director education programs appropriate to their individual backgrounds in order to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board and their specific committee assignments.
          During 2008, Mr. Transier attended a full-day, in-house training on corporate governance for the Board members of Reliant Energy, Inc. conducted by a professor from the University of Delaware. Mr. Porter attended the West Coast Board Committee Peer Exchange in San Francisco, California.
DIRECTOR COMPENSATION
2008 Director Compensation Table
          The following table provides compensation information for the one year period ended December 31, 2008 for each member of our Board of Directors.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name (1)	($)(2)	($)(3)(4)	($)(3)(5)	($)
Gordon F. Ahalt	$86,000	$122,806	$-0-	$208,806

Bernard J. Duroc-Danner	$-0-	$18,508	$148,644	$167,152

John V. Lovoi	$-0-	$110,641	$13,445	$124,086

T. William Porter (8)	$82,000	$-0-	$172,075	$254,075

Nancy K. Quinn (6)	$-0-	$-0-	$-0-	$-0-

William L. Transier	$-0-	$169,652	$-0-	$169,652

Anthony Tripodo (7)	$-0-	$93,124	$13,445	$106,569

James A. Watt	$79,500	$143,308	$-0-	$222,808

(1)	Mr. Kratz and Mr. Martin Ferron, our former President and Chief Financial Officer, have been omitted from the table because they did not receive any compensation for serving on our board during fiscal year 2008. Mr. Ferron resigned from the board effective as of February 4, 2008.

(2)	The annual fee for each member of the board and the fee related to the applicable board member’s serving on committees are paid quarterly. Fees earned include fees from special committees established by the board during the year. Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below.

(3)	Amounts shown in these columns represent the expense recognized in the year ended December 31, 2008 as calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments” (“SFAS 123R”) and as a result, may include amounts from awards granted in, or prior to, 2008.

(4)	As of December 31, 2008, unvested restricted stock held by each non-employee director is as follows:

Share of Restricted
Director (b)	Stock Outstanding (a)
Mr. Duroc-Danner	3,614
Mr. Ahalt	38,810
Mr. Lovoi	44,124
Mr. Transier	42,690
Mr. Watt	40,858
Mr. Porter	0

(a)	Includes January 2, 2009 grants of restricted stock.

(b)	Table does not include Mr. Tripodo, whose outstanding shares of restricted stock are set forth in the tables under Executive Compensation.

The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2008 to each director, computed in accordance with SFAS 123R is as follows:

			Number of	Grant Date
Name	Date of Grant		Shares	Fair Value
Mr. Duroc-Danner	April 1, 2008		417	$13,125
	July 1, 2008		255	$10,625
	October 1, 2008		489	$11,875
	January 2, 2009	(c)	1,985	$14,375
Mr. Ahalt	December 11, 2008	(a)	29,586	$200,000
Mr. Tripodo	January 2, 2008	(b)	723	$30,000
	February 28, 2008	(d)	5,537	$183,340
	April 1, 2008		833	$26,250
	July 1, 2008		600	$25,000
Mr. Lovoi	January 2, 2008	(b)	384	$15,938
	February 28, 2008		5,537	$183,340
	April 1, 2008		784	$24,688
	July 1, 2008		593	$24,688
	October 1, 2008		1,133	$27,500
	December 11, 2008	(a)	29,586	$200,000
	January 2, 2009	(c)	4,316	$31,250
Mr. Transier	April 1, 2008		1,032	$32,500
	July 1, 2008		871	$36,250
	October 1, 2008		1,133	$27,500
	December 11, 2008	(a)	29,586	$200,000
	January 2, 2009	(c)	4,316	$31,250
Mr. Watt	December 11, 2008	(a)	29,586	$200,000

(a)	Represents annual grant for 2009 board service.

(b)	Represents the payment of Board and Committee fees due for the fourth quarter of 2007.

(c)	Represents the payment of Board and Committee fees due for the fourth quarter of 2008.

(d)	Shares were forfeited upon resignation from the Board.

(5)	As of December 31, 2008, options for 88,000 shares were outstanding to Mr. Duroc-Danner awarded on February 25, 2004 which vested 20% on each of February 25, 2005, 2006, 2007, 2008 and 2009; options for 88,000 shares were outstanding to Mr. Lovoi awarded on February 17, 2003 which vested 20% on each of February 17, 2004, 2005, 2006,

2007 and 2008; options for 30,000 shares were outstanding to Mr. Ahalt awarded on January 23, 2001 which vested 20% on each of January 23, 2002, 2003, 2004, 2005 and 2006; options for 52,800 shares were outstanding to Mr. Porter awarded on May 11, 2004, which vest 20% on each of May 11, 2005, 2006, 2007, 2008 and 2009; and options for 51,000 shares were outstanding for Mr. Tripodo awarded on February 17, 2003 which vested 20% on each of February 17, 2004, 2005, 2006, 2007 and 2008. All grants of options to directors were in the initial amount equivalent to 88,000 shares. Neither Mr. Watt nor Mr. Transier had any outstanding options as of December 31, 2008.

(6)	Ms. Quinn was appointed to the board in February 2009 and therefore did not earn any fees or receive any equity awards in the year ended December 31, 2008.

(7)	Mr. Tripodo resigned from the Board of Directors effective June 25, 2008. Mr. Tripodo received additional compensation as an executive officer of Helix. See “Executive Compensation” beginning on page 34 hereof.

(8)	Mr. Porter did not receive a grant of restricted stock or other equity based compensation in 2008.

For information regarding the vesting schedules of all restricted stock awards see the footnotes to the table under “Share Ownership Information — Management Shareholdings” on pages 20-22 hereof.
Summary of Director Compensation and Procedures
          Our non-employee director compensation structure has three components: director fees, expenses and equity-based compensation currently in the form of restricted stock awards. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group. In 2008, the directors (other than Mr. Kratz, who is employed by the Company, and Mr. Ferron, who was employed by the Company prior to February 4, 2008) received an annual director’s fee of $30,000, and $1,000 per board meeting for attending each of four regularly scheduled quarterly meetings and any special board meetings. Furthermore, each of the outside directors receives an annual committee retainer fee of $5,000 for each committee on which such director serves and a fee of $2,000 ($3,000 for the Chair) for each committee meeting attended. We also pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof. In December 2008, the Compensation Committee voted to increase the annual retainer fee paid to our Board of Directors to $45,000 and to increase board meeting fees to $2,000 per board meeting attended.
          Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the 2005 Long Term Incentive Plan, as amended (the “2005 Plan”) for grants after May 10, 2005, or the 1995 Long Term Incentive Plan, as amended (the “1995 Plan”) for grants on or before May 10, 2005. An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year. Directors taking fees in the form of restricted stock receive an award for a quarter on the first business day of the next quarter in an amount equal to 125% of the cash equivalent on the last trading day of the fiscal quarter for which the fees are being determined. The award fully vests two years after the first day of the subject fiscal year. For fiscal year 2008, Messrs. Duroc-Danner, Lovoi, Transier and Tripodo elected to take board and committee fees in the form of restricted stock. During the year ended December 31, 2008, director (other than our employee directors) compensation was $1,366,703, which was composed of $329,500 in cash compensation, $689,594 in restricted stock expense (as described above) and $347,609 in stock option expense.
          Prior to 2005, each non-employee director received at approximately the time he joined the board, and on each fifth anniversary of service thereafter, options to purchase 44,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. As with our other options, these options vest equally over five years and expire on their tenth anniversary. On December 8, 2005, there was a two-for-one stock split that had the effect of doubling the number of options outstanding while halving the strike price. As of March 27, 2009, options for 88,000 shares were outstanding to each of Messrs. Duroc-Danner and Lovoi; options for 30,000 shares were outstanding to Mr. Ahalt; options for 52,800 shares were outstanding to Mr. Porter; and options for 51,000 shares were outstanding for Mr. Tripodo. Neither Mr. Watt nor Mr. Transier had any outstanding options as of March 27, 2008. No options were issued in 2008.
          In 2005, the Board of Directors, on the recommendation of the Compensation Committee, voted to change the equity compensation of directors. Currently, on joining the board and initially on the date of the board meeting closest to the anniversary date of such joining (and thereafter on the date of each December board meeting) a director would receive a grant of restricted stock; provided, however, that such grants of restricted stock would not occur until such time as any prior grant of options had fully vested. Accordingly, on February 28, 2008, Messrs. Tripodo and Lovoi each received a grant of 5,537 shares of restricted stock and on December 11, 2008, Messrs. Ahalt, Lovoi, Transier and Watt each received a grant of 29,586 shares of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2005 Plan and vest ratably over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2005 Plan).

          Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of Helix.
CERTAIN RELATIONSHIPS
          In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee has adopted a written statement of policy with respect to related party transactions. It is our written policy to approve and enter into transactions only when the board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of Helix or our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether such related party transaction is in our best interests, including, the benefits to us, the impact on a director’s independence, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director in the last fiscal year; and a person that beneficially owns more than 5% of our outstanding voting securities; and a person that is the immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing. Other than the ongoing ordinary course transactions with Weatherford International Ltd. (Weatherford) and Tesco Corporation (Tesco) described below, we did not enter into any financial transactions with any related party during fiscal 2008. If we were to do so in the future, any such material financial transaction would need to be approved by our Audit Committee prior to our Company entering into such transaction.
Cal Dive International, Inc.
          In the past, we have provided Cal Dive certain management and administrative services including: (i) accounting, treasury, payroll and other financial services; (ii) legal, insurance and claims services; (iii) information systems, network and communication services; (iv) employee benefit services (including direct third-party group insurance costs and 401(k) contribution matching costs discussed below); and (v) corporate facilities management services. Total allocated costs to Cal Dive for such services were approximately $4 million, $3.6 million and $16.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. Included in these costs are costs related to the participation by CDI’s employees in our employee benefit plans through December 31, 2007, including employee medical insurance and a defined contribution 401(k) retirement plan.
          In contemplation of the initial public offering (IPO) of Cal Dive, we entered into intercompany agreements with Cal Dive that address the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement and a Tax Matters Agreement. The Master Agreement describes and provides a framework for the separation of our business from Cal Dive’s business, allocates liabilities (including potential liabilities related to litigation) between the parties, allocates responsibilities and provides standards for each of the parties’ conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party to the other. In addition, the Master Agreement provides us with a preferential right to use a specified number of Cal Dive’s vessels in accordance with the terms of such agreement.
          Pursuant to the Corporate Services Agreement, each party agrees to provide specified services to the other party, including administrative and support services for the time period specified therein. Generally after we cease to own more than 50% of the total voting power of Cal Dive’s common stock, all services may be terminated by either party upon 60 days notice, but a longer notice period is applicable for selected services. Each of the services shall be provided in exchange for a monthly charge as calculated for each service (based on relative revenues, number of users for a particular service, or other specified measure). In general, under the Corporate Services Agreement as originally entered into by the parties we provided Cal Dive with services related to the tax, treasury, audit, insurance (including claims) and information technology functions; Cal Dive provided us with services related to the human resources, training and orientation functions, and certain supply chain and environmental, health and safety services. However, the Corporate Services Agreement was amended effective January 1, 2008 and again effective January 1, 2009 to reflect that Cal Dive no longer provides us with these functions, and to reflect that we only provide Cal Dive with certain information technology and insurance services.

          Pursuant to the Employee Matters Agreement, except as otherwise provided, Cal Dive generally accepts and assumes all employment related obligations with respect to all individuals who are employees of Cal Dive as of the IPO closing date, including expenses related to existing options and restricted stock. Those employees are entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law. The Employee Matters Agreement also permitted Cal Dive employees to participate in our Employee Stock Purchase Plan for the offering period that ended June 30, 2007, and Cal Dive paid us $1.6 million in July 2007, which was the fair market value of the shares of our stock purchased by such employees.
          Pursuant to the Tax Matters Agreement, we are generally responsible for all federal, state, local and foreign income taxes that are attributable to Cal Dive for all tax periods ending on the IPO; Cal Dive is generally responsible for all such taxes beginning after the IPO. In addition, the agreement provides that for a period of up to ten years, Cal Dive is required to make annual payments to us equal to 90% of tax benefits derived by Cal Dive from tax basis adjustments resulting from the “Boot” gain recognized by us as a result of the distributions made to us as part of the IPO transaction.
Other
          In April 2000, we acquired a 20% working interest in Gunnison, a Deepwater Gulf of Mexico prospect of Kerr-McGee. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or “OKCD”), the investors of which include current and former Helix senior management, in exchange for a revenue interest that is an overriding royalty interest of 25% of Helix’s 20% working interest. Production from the Gunnison field commenced in December 2003. We have made payments to OKCD totaling $21.6 million, $22.1 million and $34.6 million in the years ended December 31, 2008, 2007 and 2006 respectively. Mr. Kratz personally owns approximately 75% of the partnership. Mr. Ferron, our former President and Chief Executive Officer, owns approximately 1.1% of the partnership and Mr. Pursell, our former Executive Vice President and Chief Financial Officer, owns approximately .43% of the partnership. In 2000, OKCD also awarded Class B limited partnership interests to key Helix employees.
          During 2008, 2007 and 2006, we paid $3.4 million, $12.3 million and $6.1 million, respectively, to Weatherford, an oil and gas industry company, for services provided to us. Mr. Duroc-Danner, a member of our board of directors, is part of the executive management team of Weatherford. During 2008, we paid $0.2 million to Tesco for services provided to us. Mr. Tripodo, a former board member and current member of our executive management team, is a former member of Tesco’s executive management team.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          Ernst & Young LLP has served as the Company’s independent registered public accounting firm providing auditing and financial services since their engagement in fiscal year 2002, and will continue to provide such services during fiscal year 2009. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fee Information
          Fees for professional services (in thousands) provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2007		2008
Audit Fees(1)	$3,474	(2)	$3,859	(3)
Audit-Related Fees(4)	16		3
Tax Fees(5)	106		36
All Other Fees (6)	1,763		104

Total	$5,359		$4,002

(1)	Fees related to the audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, and the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q.

(2)	The 2007 audit fees included approximately $1.5 million related to the audit of Cal Dive, of which $516,000 were incurred in connection with the acquisition of Horizon Offshore, Inc., including audit and reviews of the related financial statements included in Cal Dive’s Registration Statement on Form S-4, and the issuance of consents and comfort letters as well as the 2007 audit and review of Cal Dive’s interim financial statements.

(3)	The 2008 Audit Fees include approximately $1.5 million related to the audit and reviews of Cal Dive.

(4)	Audit-related fees included consultations concerning financial accounting and reporting matters not required by statute or regulation.

(5)	Fees primarily related to statutory tax returns in the United Kingdom, Singapore, Australia, Egypt, India and tax planning.

(6)	All other fees reflect costs of integration advisory services rendered in connection with Cal Dive’s acquisition of Horizon.
          The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of Ernst & Young LLP.
Audit Committee Pre-Approval Policies and Procedures
          The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee charter includes specific pre-approval procedures with respect to tax related services. The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee. None of the fees were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.
     All fiscal year 2008 professional services by Ernst & Young LLP were pre-approved.
REPORT OF THE AUDIT COMMITTEE
     From January until June 2008, the Audit Committee consisted of Anthony Tripodo, T. William Porter and William L. Transier. As previously disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2008, Mr. Tripodo resigned from the Board of Directors and the Audit Committee and was appointed as the Executive Vice President and Chief Financial Officer of the Company. For the remainder of fiscal 2008, the Audit Committee consisted of T. William Porter, William L. Transier, and John V. Lovoi. In February 2009, Nancy K. Quinn was appointed to the Audit Committee. All of the individuals that have served, or currently serve, on the Audit Committee during fiscal 2008 have been determined to be independent by the board of directors (as independence is defined in the listing standards of the NYSE and the rules of the SEC). Each member of the Audit Committee satisfies the NYSE requirements for experience and expertise, and the board also has determined that Mr. Transier and Ms. Quinn each are, and prior to his resignation from the Audit Committee Mr. Tripodo was, an “audit committee financial expert” as defined by the SEC. During the fiscal year ended December 31, 2008, the Audit Committee conducted seven meetings.
     The primary purpose of the Audit Committee is to assess the information provided by management and our independent registered public accounting firm and to assist the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm’s qualifications and independence. The Audit Committee charter, a written charter adopted by the board of directors, describes in greater detail the full responsibilities of the Audit Committee. A copy of the Audit Committee charter is on our website at http://www.HelixESG.com or to any shareholder requesting a copy.
     Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of our accounting and financial reporting principles and policies. Management is also responsible for establishing and maintaining the Company’s internal controls and procedures, establishing financial reporting processes and controls, evaluating the effectiveness of such controls and procedures and ensuring compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (U.S.) and issuing a report thereon as well as expressing an opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
     The Audit Committee reviewed and discussed the audited financial statements of Helix for the year ended December 31, 2008, with management, and management represented that the financial statements of Helix were prepared in accordance with accounting principles generally accepted in the United States. Management has also represented that they have assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2008, and determined that as of that date, the Company has maintained effective internal control over financial reporting.
     In connection with the December 31, 2008 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm; (2) reviewed with the independent registered accounting firm the scope and plan of the audit; (3) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended by SAS No. 91 and as otherwise may be modified or supplemented; (4) discussed with Ernst & Young LLP that firm’s independence from management and the Company and received written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committee Concerning Independence; and (5) discussed with the independent registered public accounting firm (in executive session outside of the presence of management) the audited financial statements and the evaluation of our system of internal controls.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
     Submitted by the members of the Audit Committee.

AUDIT COMMITTEE William L. Transier (Chairman) T. William Porter John V. Lovoi Nancy K. Quinn

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

SHARE OWNERSHIP INFORMATION
Five Percent Owners
          The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 27, 2009, of more than 5% of the outstanding shares of our common stock, other than Mr. Kratz’s beneficial ownership which is set forth in “Management Shareholdings” below. As of March 19, 2009, we had 98,385,061 shares outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

	Shares Beneficially		Percent of
Name and Address	Owned		Common Shares
(1) David Einhorn (Greenlight Capital, L.L.C.)	5,732,818	(1)	5.8%
140 East 45th Street, 24th Floor New York, New York 10017

(2) Fletcher Asset Management, Inc.	9,035,056	(2)	8.4%
48 Wall Street, 5th Floor New York, New York 10005

(3) EARNEST Partners, LLC	5,003,117	(3)	5.1%
1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309

(4) Robeco Investment Management, Inc.	4,865,736	(4)	5.0%
909 Third Avenue New York, New York 10022

(5) BNP Paribas Arbitrage SNC	6,334,451	(5)	6.4%
787 Seventh Avenue New York, New York 10019

(1)	The number of shares includes shares held by David Einhorn and consists of shares beneficially owned by Greenlight Capital, L.L.C., a Delaware limited liability company (“Greenlight LLC”), Greenlight Capital, Inc., a Delaware corporation (“Greenlight Inc.”), DME Advisors, L.P., a Delaware limited partnership (“Advisors,” and together with Greenlight LLC and Greenlight Inc., “Greenlight”), DME Advisors GP, LLC, a Delaware limited liability company that serves as general partner to Advisors, and Mr. David Einhorn, the principal of Greenlight. Mr. Einhorn is the beneficial owner of 5.8% of our outstanding common stock. This percentage and the number of shares beneficially held by each of the parties are based on the public filings made by Greenlight. Greenlight has the sole power to vote and dispose of the 4,767,662 shares of common stock beneficially owned by it. As the principal of Greenlight, Mr. Einhorn has shared voting and dispositive power over 5,732,818 shares of common stock beneficially owned by Greenlight. The information regarding Greenlight is based upon the Schedule 13G filed by Greenlight with the Securities and Exchange Commission dated February 13, 2009.

(2)	According to the Schedule 13G filed with the SEC dated February 17, 2009, the number of shares held by Fletcher Asset Management, Inc. consists of shares beneficially owned by Fletcher Asset Management, Inc., a Delaware corporation (“FAM”), Fletcher International, Ltd., a Bermuda company (“FIL” and, together with FAM, “Fletcher”), and Mr. Alphonse Fletcher, Jr., the principal of Fletcher. According to such filing, Mr. Fletcher is the beneficial owner of 7.2% of our outstanding common stock. This percentage and the number of shares beneficially held by each of the parties are based on the public filings made by Fletcher. Fletcher has the sole power to vote and dispose of the 7,116,120 shares of common stock beneficially owned by it. As the principal of Fletcher, Mr. Fletcher may direct the vote and disposition of the 7,116,120 shares of common stock beneficially owned by Fletcher. The information set forth in the table regarding Fletcher is based upon the Schedule 13G filed by Fletcher with the SEC dated February 17, 2009 and a subsequent reset of the conversion price regarding the securities held by Fletcher.

(3)	EARNEST Partners, LLC is a Georgia limited liability company (“EARNEST”), and is the beneficial owner of 5.1% of our outstanding common stock. This percentage and the number of shares beneficially held by EARNEST are based on the public filings made by it. EARNEST has the sole power to vote 2,280,600 shares of common stock beneficially owned by it and shared power to vote 1,529,017 shares of common stock beneficially owned by it. EARNEST has the sole power to dispose of the 5,003,117 shares of common stock beneficially owned by it. The information regarding EARNEST is based upon the Schedule 13G filed by EARNEST with the SEC dated January 20, 2009 and filed on February 13, 2009.

(4)	Robeco Investment Management, Inc. is a Delaware corporation (“Robeco”), and is the beneficial owner of 5.0% of our outstanding common stock. This percentage and the number of shares beneficially held by Robeco are based on the public filings made by it. Robeco has the sole power to vote 3,722,056 shares of common stock beneficially owned by it and shared power to vote 269,910 shares of common stock beneficially owned by it. Robeco has the sole power to dispose of the 4,865,736 shares of common stock beneficially owned by it. The information regarding Robeco is based upon the Schedule 13G filed by Robeco with the SEC dated February 3, 2009.

(5)	BNP Paribas Arbitrage SNC (Paribas) is an entity formed in France, and is the beneficial owner of 6.4% of our outstanding common stock. This percentage and the number of shares beneficially held by Paribas are based on the public filings made by it. Paribas has the sole power to vote and dispose of 6,334,451 shares of common stock owned by it. The information regarding Paribas is based upon the Schedule 13G filed by Paribas with the SEC dated October 2, 2008.

Management Shareholdings
          The following table shows the number of shares of our common stock beneficially owned as of March 27, 2009 by our directors and nominees for director and the executive officers identified in the Summary Compensation Table below (“named executive officers”), other than Messrs. Ferron and Pursell, who each resigned as an officer in 2008 and are no longer subject to our reporting obligations, and all directors and such executive officers as a group. Mr. Ferron resigned effective February 4, 2008 and Mr. Pursell resigned on June 25, 2008.
          The number of shares beneficially owned by each director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 27, 2008 through the exercise of stock options or other right. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 19, 2009 there were 98,385,061 shares of common stock outstanding. The address of all executive officers and directors is care of Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

		Of Shares Beneficially
		Owned, Amount that may
	Amount and Nature of	be Acquired Within 60 Days	Percentage of Common
Name of Beneficial Owner(1)	Beneficial Ownership(2)	by Option Exercise	Stock Outstanding
Owen Kratz (3)	5,243,990	13,400	5.3%
Bart H. Heijermans (4)	169,919	-0-	*
Robert Murphy (5)	214,498	-0-	*
Anthony Tripodo (6)	162,808	51,000	*
Alisa B. Johnson (7)	77,314	-0-	*
Gordon F. Ahalt (8)	100,525	30,000	*
Bernard Duroc-Danner (9)	164,344	88,000	*
John V. Lovoi (10)	139,801	88,000	*
T. William Porter	35,200	35,200	*
Nancy K. Quinn (11)	76,074	-0-	*
William L. Transier (12)	66,822	-0-	*
James A. Watt (13)	54,209	-0-	*
All named executive officers and directors as a group (12 persons)	6,505,504	305,600	6.6%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	Table does not include Mr. Ferron who resigned as and officer and director of the Company on February 4, 2008 or Mr. Pursell who resigned as an officer on June 25, 2008.

(2)	Amounts include the shares shown in the next adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 27, 2009 (i.e., on or before May 26, 2009).

(3)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount also includes restricted stock awards (i) in the amount of 59,518 shares awarded January 3, 2005 which vest 20% on January 3, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 44,250 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 89,576 shares awarded on January 2, 2007 which vest 20% on January 2, 2008, 2009, 2010, 2011 and 2012; (iv) in the amount of 72,289 shares awarded on January 2, 2008 which vest 20% on each of January 2, 2009, 2010, 2011, 2012 and 2013; and (v) in the amount of 72,289 shares awarded on January 2, 2009 which vest 20% on each of January 2, 2010, 2011, 2012, 2013 and 2014.

(4)	Amount includes restricted stock awards (i) in the amount of 20,138 shares awarded on September 1, 2005 which vest 20% on each of September 1, 2006, 2007, 2008, 2009, and 2010; (ii) in the amount of 13,600 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 39,082 shares awarded on January 2, 2007 which vest 20% on each of January 2, 2008, 2009, 2010, 2011 and 2012; (iv) in the amount of 48,193 shares awarded on January 2, 2008 which vest 20% on each of January 2, 2009, 2010, 2011, 2012 and 2013; and (v) in the amount of 48,193 shares awarded on January 2, 2009 which vest 20% on each of January 2, 2010, 2011, 2012, 2013 and 2014.

(5)	Amount includes restricted stock awards (i) in the amount of 99,100 shares awarded July 1, 2006 which vest 60% on July 1, 2009, and 20% on July 1, 2010 and 2011; (ii) in the amount of 48,193 shares awarded on January 2, 2008 which vest 20% on January 2, 2009, 2010, 2011, 2012 and 2013; and (iii) in the amount of 48,193 shares awarded on January 2, 2009 which vest 20% on January 2, 2010, 2011, 2012, 2013 and 2014.

(6)	Amount includes restricted stock awards (i) in the amount of 723 shares awarded January 2, 2008 which vest on January 2, 2010; (ii) in the amount of 833 shares awarded April 1, 2008 which vest on January 2, 2010; (iii) in the amount of 70,500 shares awarded June 25, 2008 which vest 20% on June 25, 2009, 2010, 2011, 2012 and 2013; (iv) in the amount of 600 shares awarded July 1, 2008 which vest on January 2, 2010; and (v) in the amount of 31,325 shares awarded January 2, 2009 which vest 20% on January 2, 2010, 2011, 2012, 2013 and 2014.

(7)	Amount includes restricted stock awards (i) in the amount of 19,117 shares awarded September 18, 2006 which will vest 20% on September 18, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 7,007 shares awarded January 2, 2007 which will vest 20% on January 2, 2008, 2009, 2010, 2011 and 2012; (iii) in the amount of 22,892 shares awarded January 2, 2008 which will vest 20% on January 2, 2009, 2010, 2011, 2012 and 2013; and (iv) in the amount of 22,892 shares awarded January 2, 2009 which will vest 20% on January 2, 2010, 2011, 2012, 2013 and 2014.

(8)	Amount includes restricted stock awards (i) in the amount of 5,000 shares awarded December 13, 2005 which vest 20% on each of December 13, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 5,642 shares awarded on December 7, 2006 which vest 20% on each of December 7, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 4,797 shares awarded on December 7, 2007 which will vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012; and (iv) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013.

(9)	Amount includes restricted stock awards (i) in the amount of 417 shares awarded on April 1, 2008 which will vest on January 1, 2010, (ii) in the amount of 417 shares awarded on April 1, 2008 which will vest on January 1, 2010; (iii) in the amount of 255 shares awarded July 1, 2008 which will vest on January 1, 2010; (iv) in the amount of 489 shares awarded on October 1, 2008 which will vest on January 1, 2010; (v) in the amount of 1,985 awarded on January 2, 2009 which will vest on January 1, 2011; and (vi) in the amount of 67,901 awarded on February 26, 2009 which will vest 20% on February 26, 2010, 2011, 2012, 2013 and 2014.

(10)	Amount includes restricted stock awards (i) in the amount of 384 shares awarded on January 2, 2008 which will vest on January 1, 2010; (ii) in the amount of 5,537 shares awarded February 28, 2008 which vest 20% on each of February 28, 2009, 2010, 2011, 2012 and 2013; (iii) in the amount of 784 shares awarded April 1, 2008 which will vest on January 1, 2010; (iv) in the amount of 593 awarded July 1, 2008 which will vest on January 1, 2010; (v) in the amount of 1,133 awarded on October 1, 2008 which will vest on January 1, 2010; (vi) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013; and (vii) in the amount of 4,316 awarded on January 2, 2009 which will vest on January 1, 2011.

(11)	Amount includes restricted stock awards in the amount of 74,074 shares awarded on February 26, 2009 which will vest 20% on February 26, 2010, 2011, 2012, 2013 and 2014.

(12)	Amount includes restricted stock awards (i) in the amount of 5,000 shares awarded on December 13, 2005 which vest 20% on each of December 13, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 5,642 shares awarded on December 7, 2006 which vest 20% on each of December 7, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 4,797 shares awarded on December 7, 2007 which vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012; (iv) in the amount of 1,032 awarded April 1, 2008 which will vest on January 1, 2010; (v) in the amount of 871 awarded on July 1, 2008 which will vest on January 1, 2010; (vi) in the amount of 1,133 awarded on October 1, 2008 which will vest on January 1, 2010; (vii) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013; and (viii) in the amount of 4,316 awarded on January 2, 2009 which will vest on January 1, 2011.

(13)	Amount includes 130 shares held as custodian for Mr. Watts’ son. Amount also includes restricted stock award (i) in the amount of 12,390 shares awarded on July 1, 2006 which vest 20% on each of July 1, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 4,797 shares awarded on December 7, 2007 which vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012; and (iii) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013.
Section 16(a) Beneficial Ownership Reporting Compliance.
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities, or “reporting person,” to file with the Securities and Exchange Commission initial reports of ownership and report changes in ownership of the Company’s common stock. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2008 on a timely basis except as follows: Mr. Watt, our director, failed to file a timely Form 4 with respect to the sale of 5,930 shares of stock on May 8, 2008 in connection with the termination of and distribution from a 401(K) plan. This transaction was reported by Mr. Watt on a Form 4 filed on May 30, 2008.
EQUITY COMPENSATION PLAN INFORMATION
     The table below provides information relating to the Company’s equity compensation plans as of December 31, 2008:

	Number of Securities
	to Be Issued upon	Weighted-Average	Number of Securities
	Exercise of Outstanding	Exercise Price of	Remaining Available
	Options, Warrants	Outstanding Options,	for Future Issuance under
Plan Category	and Rights (3)	Warrants and Rights	Compensation Plans (4)
Equity compensation plans approved by security holders (1)	-0-	-0-	3,770,624	(4)(5)
Equity compensation plans not approved by security holders (2)	521,654	$10.66	631,115

Total	521,654	$10.66	4,401,739

(1)	The 2005 Plan, which was approved by our stockholders at our 2005 annual meeting, provides that the Company may grant up to 6,000,000 shares of our common stock in the form of 2,000,000 options and up to 4,000,000 shares of restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan.

(2)	The 1995 Plan was approved in 1995 at a meeting of the Compensation Committee. Under the 1995 Plan, a maximum of 10% of the total shares of common stock issued and outstanding may be granted to key executives and selected employees and non-employee members of the Board of Directors in the form of stock options, stock appreciation right or stock awards. Following the approval by shareholders of the 2005 Plan on May 10, 2005, no further grants have been or will be made under the 1995 Plan.

(3)	As of December 31, 2008, there were 8,343,798 options, and 193,166 shares of restricted stock, granted under the 1995 Plan and 2,076,166 shares of restricted stock granted under the 2005 Plan.

(4)	Between December 31, 2008 and the record date, March 19, 2009, no new options were issued and 506,893 shares of restricted stock were awarded pursuant to the 2005 Plan. As of March 27, 2009, the Company had 631,115 shares available under the 1995 Plan and 2,000,000 options and 1,770,624 shares of restricted stock available under the 2005 Plan.

(5)	This number reflects only securities available for issuance under the 2005 Plan. The Company has additional securities available under the 1995 Plan as discussed in note 4 above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          No member of the Compensation Committee of our Board of Directors was, during fiscal year 2008, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act.
          During 2008, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one or more of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a director of the Company.
COMPENSATION DISCUSSION AND ANALYSIS
          This Compensation Discussion and Analysis is intended to provide our stockholders with a description of the material elements of our compensation program for our executive officers for the year 2008 and the policies and objectives that support that program.
Oversight of Executive Compensation Program
          Each member of our Compensation Committee is independent. Each year we review any and all relationships that each director serving on the Compensation Committee may have with us, and the Board of Directors reviews our findings. The Board of Directors has determined that none of the Compensation Committee members has any material business relationship with us. No Compensation Committee member participates in any of our compensation programs, except for receiving grants of equity-based awards normally awarded to our directors under our 2005 Plan.
          The Compensation Committee assists the board in fulfilling its responsibilities for determining the total compensation packages offered to our executive officers and administers our compensation program. Specifically, the Compensation Committee is responsible for establishing the compensation policies and administering the compensation programs for our executive officers, and for administering the grant of equity-based incentive awards under our 2005 Plan. The Compensation Committee’s charter (i) empowers the Compensation Committee to review, evaluate and approve our executive officer compensation agreements, plans, policies and programs, (ii) delegates to the Compensation Committee all authority of the board required or appropriate to fulfill such purpose, and (iii) grants to the Compensation Committee the sole authority to retain and terminate any independent compensation consultant.
Compensation Philosophy and Objectives
          Our business model, which includes both a contracting services segment and an exploration and development segment, is very complex and requires highly qualified and technically proficient executive officers. In addition, we rely on our executive officers to develop and execute our business strategy in a way that maximizes value for our shareholders through the market and business fluctuations of a cyclical industry. Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our business environment. The primary objectives of our compensation program for our executive officers including our named executive officers listed in the summary compensation table below, or “named executive officers,” are to attract and retain the qualified and technically proficient employees required to execute our business model, to motivate them to achieve superior performance in their respective areas of responsibility and to support and implement our business strategies, and to reward those employees for effective performance in a manner commensurate with those rewards given to their peers in the industry. Our compensation program is designed to create a positive environment in which the employees, including the named executive officers, are enthusiastic about our business, strategic objectives, core values and culture, and are working toward our long-term success.
          Currently, we have six executive officers. These executive officers have the broadest set of responsibilities, duties and policy-making authority in the Company. We hold them responsible for our performance, for implementing our strategic objectives and for maintaining a culture of strong core values and ethics. Details of compensation for our Chief Executive Officer, Chief Financial Officer, and three other highest paid executive officers, along with our former Chief Executive Officer and former Chief Financial Officer, can be found in the tables beginning on page 34.

          Executive Compensation Policy
          In 2008, our executive compensation program consisted of a base salary, a cash bonus and a long-term incentive equity award. All elements of the compensation program are designed upon the following principles:
•	We pay competitively in terms of type and amount of compensation as compared to other companies in our industry (as discussed below);

•	We compensate based upon the responsibilities, complexity and difficulty of the position;

•	We compensate to reflect performance of both the individual, the group for which he or she is responsible, and our business;

•	A substantial portion of each executive’s total compensation should be in the form of incentive compensation based on the individual executive’s performance during the year;

•	Because of the cyclical nature of our industry and other factors related to an executive officer’s overall performance, the incentive bonus compensation should not be based on formulas or pre-set thresholds but should be based on the discretion of the Compensation Committee;

•	The compensation program should incentivize executive officers to remain with us over the long-term;

•	The compensation program should incentivize executive officers to execute our business plan and our financial objectives consistent with our long-term strategy; and

•	We reward annual performance that reflects the execution of our stated strategy.
          Determining Executive Compensation for 2008
          The Compensation Committee applies the principles listed above to determine the compensation of each executive officer. The Compensation Committee considered the following information in evaluating the compensation program for 2008 and the compensation of each individual executive officer:
•	Marketplace compensation levels for each position provided by the independent compensation consultant retained by the Compensation Committee to assist it in determining the compensation for our executive officers, based on both public and proprietary surveys of oilfield industry compensation, as well as compensation data derived from the proxy statements of oilfield industry peers (our “peer group”);

•	A description of the current roles and responsibilities of the current executive officers as provided by the President and Chief Executive Officer;

•	Current and historic financial information related to the performance of the Company and each of its segments;

•	Information relevant to the internal equity analysis of our executive compensation program; and

•	Recommendations of our President and Chief Executive Officer, with respect to the base salary, cash bonus target and equity grant of each executive officer, including each named executive officer.
          Market and Peer Group Review
          Each year, including 2008, the Compensation Committee compares our total compensation for each position occupied by our executive officers to the compensation paid by companies in our peer group and compensation data from available surveys of the oilfield services or oil and gas industry, as applicable, for similar positions. The Compensation Committee’s independent consultant proposes companies to be included in the peer group and management annually reviews such proposal to ensure that the most appropriate companies are included therein. The Compensation Committee then reviews and approves the members of the peer group as it deems appropriate. The report of the compensation consultant with respect to 2008 compensation included proxy information on executive officer compensation programs of ten energy services companies of similar size which we consider our peer group companies. For fiscal 2008, the peer group for executive officer compensation consisted of the following companies:

Rowan Companies Inc.	Oceaneering International Inc.
McDermott International Inc.	Global Industries Ltd.
Cameron International Corp.	Complete Production Services, Inc.
Pride International, Inc.	Tidewater Inc.
Grant Prideco Inc.	Oil States International, Inc.

          We believe these companies were appropriate for the purpose of our targeted compensation comparison for 2008 because such companies were our direct competitors or were companies that are a likely source of executive talent, their executive officers often have similar positions to or responsibilities of the positions held by our executive officers, each of the companies was of a comparable size to us and each such company is within our same general industry.
          The Compensation Committee was also provided with data from several databases containing survey information (survey data). The survey data is for executive officers with similar positions with roles and responsibilities similar to our executive officers. The report provided by the compensation consultant included data from the Towers Perrin 2007 Oilfield Services Industry Compensation Survey (Oil Field Services Survey) and the William M. Mercer 2007 Energy Industry Compensation Survey (Energy Industry Survey); these were the two principal surveys used by the consultant in generating survey data for our various executive officer positions. The Oilfield Services Survey included information from 15 companies having average revenues for fiscal 2006 equal to approximately $2 billion. The data from the Energy Industry Survey was tailored for each position to include only companies that were most closely aligned with us in terms of revenues and executive officer position. As a result, the number of companies and the average revenue of participants in the Energy Industry Survey varied depending on the position but for each position included information from at least 21 companies having in each case average revenues for fiscal 2006 equal to approximately $1.9 billion. The Oilfield Services Survey was used for each executive officer other than Mr. Kratz, as Executive Chairman, and Mr. Murphy, as Executive Vice President - Oil and Gas. The Energy Industry Survey was used for each executive officer other than Mr. Kratz. The positions held by Messrs. Kratz and Murphy provided difficulties in terms of survey data position matching for 2008 compensation purposes, so in order to obtain information for the positions of Executive Chairman and Executive Vice President — Oil and Gas, the consultant also provided information from the Towers Perrin 2007 Executive Compensation Database Survey and the Towers Perrin 2007 Oil and Gas Compensation Survey (Oil and Gas Survey), respectively. The Towers Perrin 2007 Executive Compensation Database Survey was used to obtain information solely with respect to Executive Chairman and included all the companies in such survey with a similar position. Mr. Murphy’s survey reference data was provided based on both the Energy Industry Survey and the Oil and Gas Survey. The Oil and Gas Survey data was based on companies with oil and gas revenues for fiscal 2006 between $1 billion and $3 billion. In each case where more than one survey was utilized, the Compensation Committee was given an average as determined by the consultant of the amounts shown in the applicable surveys.
          The data derived from the surveys and the proxy peer group is the data used for compensation reference point purposes. With this information, the Compensation Committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate in its discretion. As a general rule, annual base salary was compared to the 50th percentile (mid-point) of the range of annual cash base compensation paid by our industry peers or applicable survey data. The annual cash bonus award target and the equity-based incentive award for each executive officer were compared, depending on the position, at between the 50th and the 75th (top 25%) percentile of the range of total compensation paid by our industry peers or survey participants to provide an incentive to our executive officers, including the named executive officers, to achieve a level of performance comparable to the top performing companies within the our industry and also to attract and retain highly talented individuals.
          Pursuant to the authority granted to the Compensation Committee pursuant to its charter, the Compensation Committee engages independent compensation consultants to assist the committee in this process. In 2007, the Compensation Committee retained the services of Towers Perrin, an independent consultant that specializes in executive compensation matters. Towers Perrin reported to, and acted at the direction of, the Compensation Committee. Helix management worked closely with Towers Perrin, however, the Compensation Committee retained ultimate control and authority over Towers Perrin. For 2008, Towers Perrin provided survey and proxy peer data on total compensation with respect to the 25th percentile, market median (50th percentile), and 75th percentile of the market. This data was presented to management and the Compensation Committee for its review and analysis in advance of the December 2007 meeting. The survey results and proxy data were taken into consideration by the Chief Executive Officer in determining his recommendations regarding base salary, cash bonus target and equity incentive compensation for each of the executive officers and by the Compensation Committee. The Chief Executive Officer examined the survey and proxy peer data provided by the compensation consultant and made suggestions to the Compensation Committee for each of the executive officers with respect to 2008 base salary, bonus target, and equity grants, as he deemed appropriate considering each of the executive officer’s area of responsibility and performance. The Compensation Committee then determined an appropriate base salary, bonus target and equity award for each executive officer, generally following the target guidelines described above, but considering any other factors the Compensation Committee deemed appropriate in its discretion.
          From time to time the compensation consultant provides additional services and advice to the Compensation Committee including reviewing and advising regarding the terms of employment agreements, advising on the structure and award levels of non-equity based incentive compensation for executive officers, advising with respect to structuring the fees paid to our independent directors as well as equity compensation awarded to our independent directors and providing such other information or advice regarding such other issues as may be requested by the committee.

          CEO Recommendations
          As discussed above, during December 2007, our President and Chief Executive Officer provided recommendations to the Compensation Committee with respect to the 2008 compensation, base salary, equity award and cash bonus target, for each executive officer. These recommendations were based on the survey and proxy peer group data reviewed by the Compensation Committee and a subjective review by the Chief Executive Officer of the complexity and responsibility of each executive officer’s position and each officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considered the recommendations of the Chief Executive Officer with respect to these elements of compensation, the Committee independently evaluated the recommendations and made all final compensation decisions. The Compensation Committee in executive session decided the base salary, bonus targets and long-term incentive award of Mr. Kratz, then Executive Chairman, and Mr. Ferron, our former President and Chief Executive Officer.
Elements of our 2008 Compensation
          Overview
          During fiscal 2008, the primary elements of compensation earned by each of our executive officers, including our named executive officers, consisted of:
•	base salary;

•	a short term incentive cash bonus; and

•	long-term incentive compensation, in the form of equity-based awards.
          Typically, and as was the case for fiscal 2008, the Compensation Committee reviews and approves each element of compensation separately, and, if necessary, makes adjustments to individual elements of compensation to achieve total targeted compensation that is competitive with our peer group at the desired levels of approximately the 50th or 75th percentile of the market. See “Market and Peer Group Review” above for a discussion of the comparison of our fiscal 2008 compensation to the survey data and the peer group.
          We use each element of compensation to satisfy one or more of our stated compensation objectives. For purposes of this discussion, total compensation includes the total cash compensation (base salary plus cash bonus) plus long-term equity incentive awards. To ensure appropriate linkage between our objectives and compensation levels, we periodically review the goals and the levels of each element of compensation.
          Base Salary Determination
          In establishing base salaries for executive officers, including the named executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience and personal compensation history. Base salary is set for our named executive officers at the regularly scheduled December meeting of our Compensation Committee, to be effective beginning on the first day of the next calendar year. It is not our policy to pay executive officers at the highest level relative to their peers, but rather to set their base salaries at a level comparable to the 50th percentile of the market. We believe that this, together with the other elements of our compensation program, provides appropriate compensation to each of our executive officers depending on his or her position and gives us the opportunity to attract and retain talented managerial employees both at the executive level and below.
          After reviewing the peer group and the survey data, the Compensation Committee exercised its discretion and determined a base salary for each executive officer. The target bonus for each of the named executive officers was then established by the Compensation Committee at levels it deemed appropriate after reference to the survey data or our peer group, as applicable. Set forth below are the actual base salary of the named executive officer, and the target bonus for and the actual bonus of the named executive officer.

          Cash Bonus Program
          The annual incentive compensation plan includes a cash bonus designed to reward our employees, including our executive officers, for the achievement of certain goals in a given year. The bonus target for each executive officer is established in either the December meeting of the Compensation Committee in the prior year or during the committee’s first meeting of the applicable year. In February of each year, prior to granting a bonus with respect to the prior year, the President and Chief Executive Officer reviews each executive officer’s responsibilities and performance for the prior year, reviews whether our goals and criteria were achieved during the prior year and makes a recommendation to the Compensation Committee. The committee awards bonuses for the previous year at its first meeting of the year based upon the exercise of its discretion (as discussed in more detail below) considering the previously approved target bonus and after its review of the data provided by management. Bonuses are typically paid in March. The Compensation Committee evaluated many factors and components when determining a bonus payment including the following:
Company Performance
•	The Compensation Committee reviews our performance, both financial and otherwise, including whether we achieved the budgeted diluted earnings per share for the year, after taking into account the payment of the potential bonuses. The budgeted diluted earnings per share objective established for the payment of bonuses is within the guidance provided to shareholders, potential investors and investment advisors on an annual basis. As a result, our objectives, as stated to the shareholders, potential investors and investment advisors, are aligned with the performance objectives of our named executive officers. In this way, we incentivize each named executive officer to successfully perform during the year in terms of his or her respective responsibilities which, together with its efforts of others, would ultimately cause us to meet our stated business and strategic objectives, including our earnings per share objective. As described below, we did not achieve our financial objectives in 2008.
Group Performance
•	The Compensation Committee reviews the performance of each of our business segments or groups. The committee evaluates whether the department or division for which each named executive officer has responsibility was well managed, performed effectively in light of market and other conditions, and achieved its budgetary and other goals, i.e., its budgeted revenue (in the case of Mr. Murphy, year over year metrics related to reserves, production and financial results) and/or budgeted cost levels for the year, as well as the overall performance of such department or division.
Personal Performance
•	The Compensation Committee reviews the overall performance of each executive officer, including the named executive officers, in light of the officer’s job responsibilities, any personal objectives, and general effectiveness of such executive officer with respect to his or her position and responsibilities.
          Set forth below are the actual base salaries for each named executive officer, the target bonus and the actual bonus (paid in March 2009) of the named executive officer:

			Bonus
	Base Salary(1)		Target		Actual
Owen Kratz	$700,000		$1,000,000	(2)	$0
Martin R. Ferron	94,231	(4)	1,000,000	(2)		(4)
A. Wade Pursell	188,115	(4)	450,000	(3)		(4)
Anthony Tripodo	186,711	(5)	450,000	(5)	300,000
Bart Heijermans	450,000		600,000	(3)	300,000
Robert Murphy	450,000		450,000	(2)	180,000
Alisa Johnson	325,000		325,000	(2)	285,000

(1)	Annual base salary for each named executive officer is approximately equal to the 50th percentile of the survey data.

(2)	Target is in approximately the 50th percentile of the peer group data.

(3)	Target is in approximately the 75th percentile of the survey or the peer group data.

(4)	Mr. Ferron resigned effective February 4, 2008. Mr. Pursell resigned effective June 25, 2008. Each such officer received payments in connection with, and pursuant to a contractual arrangement set forth in their respective Separation Agreement between the Company and the applicable former officer. They did not receive a separate bonus for fiscal 2008.

(5)	Mr. Tripodo was appointed as our Executive Vice President and Chief Financial officer on June 25, 2008. Mr. Tripodo’s base salary and bonus target were determined pursuant to a negotiated employment agreement entered into at the time of his appointment as an officer. The Compensation Committee had approved the terms of such employment agreement at the time it was entered into by the Company and Mr. Tripodo.
          The cash bonuses paid for 2008 were completely based on the discretion of the Compensation Committee, considering some of the factors described above. The committee, after consultation with Mr. Kratz, determined that the Company had not met its financial and certain other performance objectives for the year and had experienced a substantial deterioration of the share price, and as a result, the three most senior executive officers in charge of the operations of the Company were awarded cash bonuses in amounts substantially less than their bonus targets. The three executive officers in corporate functions (including Mr. Hajdik) were awarded a higher percentage of their bonus targets, because the committee determined that each such officer had performed at a very high level in the performance of his or her responsibilities particularly in light of the various challenges faced by the Company as a result of both factors unique to the Company and a difficult economic environment overall during the second half of 2008. Mr. Kratz, at his recommendation made to the Compensation Committee prior to its deliberations regarding executive officer bonuses, received no bonus for 2008. Mr. Heijermans, our Chief Operating Officer, received 50% of his bonus target and, Mr. Murphy received 40% of his bonus target.
          2009 Bonus Plan
     For 2009, the Compensation Committee determined the bonus target for each executive officer in its December meeting. The committee will award bonuses for 2009 at its first meeting in 2010 based upon the exercise of its discretion (as discussed in more detail below) after its review of the data provided by management and any other data deemed appropriate by the Compensation Committee in its discretion without reference to specific company, group or individual goals. For fiscal 2009, all executive officers, including the named executive officers, will be awarded their cash bonus based on the discretion of the Compensation Committee. The bonus target for each named executive officer is set forth below:

Owen Kratz -	$1,400,000
Bart Heijermans -	$600,000
Robert Murphy -	$600,000
Tony Tripodo -	$450,000
Alisa B. Johnson -	$375,000
          Equity Incentive Awards
          In addition to total cash compensation, each officer receives a long-term equity award under our 2005 Plan (with respect to 2008, in the form of restricted stock) in an amount based on the value of the underlying award necessary to place the applicable officer in the 50th to 75th percentile for equity compensation for companies in our peer group. As a result of the changes to regulatory, tax and accounting treatment of certain types of long-term equity incentives, we currently believe that restricted stock awards are the most efficient way to reward executive officers and provide them with the chance to receive a proprietary interest in the Company, but we will periodically reevaluate that determination and may grant other types of equity-based incentive compensation in the future, including stock options. The Compensation Committee believes that equity-based incentive awards provide a proprietary interest for the executive officers in the Company and encourages such executive officer to continue in their employment with us. We believe that as a result of their proprietary interest in the Company, the economic interests of our executive officers are more closely aligned to those of our shareholders. We also believe such grants are an important retention tool with respect to such employees, including our executive officers. The restricted stock awards contain restrictions such that the executive officer must remain with us until the date of vesting. Restricted stock awards typically vest one-fifth annually after the original award date. Pursuant to the terms of the restricted stock award agreements, any unvested stock award is forfeited if the executive officer terminates employment with the Company.
          In determining each executive officer’s equity grant, the Compensation Committee reviews the survey information and peer group data provided by the compensation consultant, as discussed above, and the Chief Executive Officer’s recommendation regarding the equity grant and, through the exercise of its discretion, makes its determination at its December meeting. After reviewing all information it deemed to be relevant, including the compensation reported in industry surveys and by peer group companies with respect to their executive officers, management proposals or recommendations, historical information regarding Helix’s equity incentive compensation and any other fact the Compensation Committee deemed relevant in its sole discretion, the equity awards for each of the named executive officers were set by the committee. Historically, executive officers have received significant grants on or immediately after the start of their employment with the Company, and this practice is reflected in the grant to Mr. Tripodo.
          Approximately 61.42% of the shares of restricted stock granted under the 2005 Plan have been granted to employees that are named executive officers or directors through December 31, 2008. During 2008, a total of 70 employees and six non-employee directors received restricted stock awards equal to an aggregate of 0.67% of the outstanding shares of our common stock on March 9, 2009, including the named executive officers, who received 375,320 shares of restricted stock or 57.0% of the total restricted stock grants in fiscal year 2008 and the non-employee directors, who received 138,665 shares of restricted stock or 21.1% of the total restricted stock grants for fiscal year 2008.
          Perquisites
          We limit the perquisites that we make available to our named executive officers, particularly in light of recent developments with respect to disclosure of and abuse involving perquisites. Our named executive officers are entitled to no significant benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our named executive officers.
          Benefits
          We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of our broad-based employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement the employee’s personal savings and social security. The retirement program is our Helix Energy Solutions Group, Inc. Employees Retirement Savings Plan, which is a 401(k) plan. With respect to all employees who participate in our 401(k) plan, the Company currently matches 50% of the employees’ pre-tax contributions up to 5% of the employee’s salary (including bonus) subject to contribution limits. All of our named executive officers participated in our 401(k) plan and received matching funds in 2008. Our health and insurance plans are the same for all employees. In general, our employees pay approximately 30% of the health insurance premium due.
          Pension Benefits
          Although our named executive officers do not generally have pension or other retirement benefits, Mr. Murphy had benefits pursuant to a pension plan made available to certain officers of Remington Oil & Gas Corporation, which we acquired in July 2006. All benefits under that plan were accrued by a trust established by Remington and we have incurred no additional obligation related thereto. All benefits under that pension plan were paid to Mr. Murphy during 2008 and he has no further rights under such pension plan.
Components of the Compensation Committee Analysis
          Set forth below are some of the components that impact the compensation decisions made by the Compensation Committee. These factors or components are not intended to be exhaustive.
          Considerations Regarding Roles and Responsibilities
          The roles and responsibilities of each named executive officer are taken into account in two distinct ways when determining compensation. First, the roles and responsibilities are considered by the Compensation Committee, as well as by its independent compensation consultant, when determining the applicable comparable position for inclusion in the peer group and survey data compensation information. Second, the Compensation Committee evaluates the responsibilities and the complexity of the respective officer’s specific position to determine whether such officer should receive compensation, or a mix of compensation, that is different from the other named executive officers. The Compensation Committee has the authority to consider the respective roles and responsibilities of each named executive officer in any way it deems appropriate in its judgment. For example, it is possible that the Compensation Committee could exercise its discretion and decide that a certain officer should receive base salary equal to the 75th percentile of his or her respective peer group or survey data because the responsibilities of the position were more demanding than his or her peers within the peer group.
          Discretion of the Compensation Committee
          The Compensation Committee retains overall discretion with respect to all aspects of our compensation program for our executive officers, and in particular, has complete discretion with respect to executive officer bonuses. The committee may elect to consider any performance criteria (company, department and/or individual), the achievement of strategic objectives, a change in the stock price or financial position of the Company, and any other factor it deems appropriate. The Compensation Committee may grant additional discretionary bonuses as a result of our achievements during the year.
          General Information
          No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation. We strive to design a compensation package that uses total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, experience and contributions to the Company and uses long-term equity-based incentives to align employee and shareholder interests, as well as to attract, retain and motivate employees. All such compensation is compared against our peer group or survey reference data.
          The Compensation Committee believes that a significant portion of the executive officers’ compensation should be tied to performance. The Compensation Committee reviews financial and non-financial data related to the performance of the Company, the business segment or group, if applicable, and the individual in determining compensation.
          Generally speaking, the elements of our compensation program, as well as the percentage mix of the various elements, are in line with those of other companies in our industry, as is evidenced by data obtained from the compensation consultant engaged by the Compensation Committee, as described above. It is our belief that the compensation program as adopted by the Compensation Committee achieves our objectives of attracting and retaining key executive officers, motivating such officers to achieve our financial and strategic objectives and rewarding such officers for successfully performing the responsibilities of their respective positions.
          Tax Considerations
          Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by us in any year with respect to the named executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. Although the Compensation Committee may take into account the potential application of Section 162(m) on its compensation decisions, including the grant of long-term incentive compensation awards, it may approve compensation that exceeds the above-referenced limit in order to ensure competitive levels of compensation for our executive officers. As a result, certain compensation paid to the named executive officers may not be deductible for tax purposes.
Compensation Processes
          As described above, annual executive compensation consists of a base salary, cash bonus and long-term equity incentive awards plus benefits. The Compensation Committee reviews each component of such compensation, other than benefits that are available to all employees, for the next fiscal year at its meeting in December of each year and typically grants restricted stock awards to all of our executive officers and certain other eligible employees and determines executive officer base salaries and bonus targets at that meeting. At its first meeting of the following year, after the Compensation Committee has had an opportunity to evaluate performance results for the preceding year, the Compensation Committee approves the cash bonus for each of the executive officers payable with respect to the preceding year.
          The compensation consultant is retained by the Compensation Committee well in advance of the December meeting, and provides a report to the Compensation Committee regarding market compensation data for each executive officer in advance of such meeting. After reviewing the data in such report, the Chief Executive Officer evaluates each executive officer’s compensation based upon each executive officer’s current and historical compensation information; information provided by the compensation consultant regarding the compensation practices of similarly situated competitors; the responsibilities, difficulty and complexity of the position; and performance during the year and makes a recommendation to the Compensation Committee based on that evaluation. The Compensation Committee then, in its discretion, determines each element of the compensation of each of the executive officers.

          Senior members of our management team including the Chief Executive Officer provide recommendations regarding many aspects of our compensation program, including executive compensation. The Compensation Committee does not, however, delegate any of its functions or authority to management (other than the issuance of certain equity incentive compensation awards pursuant to the terms of the 2005 Plan to new hires or employees who are promoted).
          With respect to restricted stock grants to certain management employees, including grants to the named executive officers, our practice is to make the grants on the first business day of each calendar year, with the amount of the grant based on dividing the dollar value of each proposed grant by the closing price for our common stock on the last business day of the prior year. (For example, grants made in 2008 were made on January 2, 2008, and were based on the closing price of our stock on December 31, 2007). In addition, restricted stock may be awarded on certain other dates during the year including the start date of new employees (including any new executive officer), promotions of existing employees, and certain anniversary dates for non-employee directors. Under the 2005 Plan, our Chief Executive Officer has the power to grant options and restricted stock with respect to not more than 200,000 shares per fiscal year as an inducement to hire prospective employees or to employees who receive promotions during the year, in each case who will not be officers of the Company subject to the provisions of Section 16 of the Exchange Act. Grants to newly hired employees are effective on the employee’s first day of employment. Mr. Tripodo received an equity grant upon beginning his employment with us which is reflected in the compensation tables contained herein.
Services Provided by Former CFO
          We entered into an eighteen-month consulting agreement with Mr. Pursell, our former Executive Vice President and Chief Financial Officer, for transition and advisory consulting services pursuant to which Mr. Pursell receives monthly consulting fees equal to $30,415. The consulting arrangement was negotiated simultaneously with Mr. Pursell’s resignation from the Company and the negotiation of his severance arrangement. The Compensation Committee reviewed and approved the consulting agreement in connection with Mr. Pursell’s resignation.
Severance Arrangement with Former CEO and Former CFO
          We entered into severance agreements with each of Mr. Ferron, our former Chief Executive Officer, and Mr. Pursell, our former Chief Financial Officer, at the time of their resignation as executive officers. Neither the Company nor the Compensation Committee has specific guidelines for determining the amount of any severance payment. After taking into account the provisions of his or her employment agreement, the Compensation Committee may exercise its discretion to determine the amount and timing of any termination related payments and benefits that will be offered to the executive officer, including any named executive officer. The committee considers a number of factors in making its determination regarding the payment of severance benefits. The Compensation Committee considered the years of service to the Company, the terms of each former executive officer’s employment agreement, the specific circumstances regarding the resignation and the type of compensation to be received when approving the termination agreements negotiated between us and Mr. Ferron and Mr. Pursell, respectively. The amounts paid to such executive officers were not based on a mathematical calculation or formula-based determination.

REPORT OF THE COMPENSATION COMMITTEE ON
FISCAL 2008 EXECUTIVE COMPENSATION
          The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Lovoi (Chair), Ahalt, Transier and Watt. Each member of the Committee is a non-employee independent director. The Committee is responsible for establishing the compensation policies and administering the compensation programs for Helix’s executive officers, and administers the grant of stock-based awards under our 2005 Long Term Incentive Plan.
          The Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” provisions to be included in our 2009 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on that review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy.
COMPENSATION COMMITTEE:
John V. Lovoi, Chair
Gordon F. Ahalt
William L. Transier
James A. Watt
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.
EXECUTIVE OFFICERS OF THE COMPANY
     The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	54	President and Chief Executive Officer and Director
Bart H. Heijermans	42	Executive Vice President and Chief Operating Officer
Robert P. Murphy	50	Executive Vice President — Oil & Gas
Anthony Tripodo	56	Executive Vice President and Chief Financial Officer
Alisa B. Johnson	51	Executive Vice President, General Counsel and Corporate Secretary
Lloyd A. Hajdik	43	Senior Vice President — Finance and Chief Accounting Officer
     Owen Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May 1998 and served as the Company’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and had management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz is also Chairman of the Board of Directors of Cal Dive International, Inc. Mr. Kratz has a Bachelor of Science degree from State University of New York.
     Bart H. Heijermans became Executive Vice President and Chief Operating Officer of Helix in September 2005. Prior to joining Helix, Mr. Heijermans worked as Senior Vice President Offshore and Gas Storage for Enterprise Products Partners, L.P. from 2004 to 2005 and previously from 1998 to 2004 was Vice President Commercial and Vice President Operations and Engineering for GulfTerra Energy Partners, L.P. Before his employment with GulfTerra, Mr. Heijermans held various positions with Royal Dutch Shell in the United States, the United Kingdom and the Netherlands. Mr. Heijermans received a Master of Science degree in Civil and Structural Engineering from the University of Delft, the Netherlands and is a graduate of the Harvard Business School Executive Program.
     Robert P. Murphy was elected as Executive Vice President — Oil & Gas of Helix on February 28, 2007, and as President and Chief Operating Officer of Helix Oil & Gas, Inc., a wholly owned subsidiary, on November 29, 2006. Mr. Murphy joined Helix on July 1, 2006 when Helix acquired Remington Oil & Gas Corporation, where Mr. Murphy served as President, Chief Operating Officer and was on the Board of Directors. Prior to joining Remington, Mr. Murphy was Vice President — Exploration of Cairn Energy USA, Inc,

of which Mr. Murphy also served on the Board of Directors. Mr. Murphy received a Bachelor of Science degree in Geology from The University of Texas at Austin, and has a Master of Science in Geosciences from the University of Texas at Dallas.
     Anthony Tripodo was elected as Executive Vice President and Chief Financial Officer on June 28, 2008. Mr. Tripodo oversees the finance, treasury, accounting, tax, information technology, administration and corporate planning functions. Mr. Tripodo was a director of Helix from February 2003 until June 2008. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 2002 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services. Prior to becoming Executive Vice President, he was President of Veritas DGC’s North and South American Group. From 1997 to 2001, he was Executive Vice President, Chief Financial Officer and Treasurer of Veritas. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo also serves as a director of TXCO Resources Inc., an independent oil and gas enterprise with operations primarily in Texas, onshore Gulf Coast region and Western Oklahoma. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami).
     Alisa B. Johnson joined the Company as Senior Vice President, General Counsel and Secretary of Helix in September 2006, and in November 2008 became Executive Vice President, General Counsel and Secretary of the Company. Ms. Johnson has been involved with the energy industry for over 18 years. Prior to joining Helix, Ms. Johnson worked for Dynegy Inc. for nine years, at which company she held various legal positions, including Senior Vice President and Group General Counsel — Generation. From 1990 to 1997, Ms. Johnson held various legal positions at Destec Entergy, Inc. Prior to that Ms. Johnson was in private law practice. Ms. Johnson received her Bachelor of Arts degree Cum Laude from Rice University and her law degree Cum Laude from the University of Houston.
     Lloyd A. Hajdik joined the Company in December 2003 as Vice President — Corporate Controller. Mr. Hajdik became Chief Accounting Officer in February 2004 and in November 2008 he became Senior Vice President — Finance and Chief Accounting Officer. Prior to joining Helix, Mr. Hajdik served in a variety of accounting and finance-related roles of increasing responsibility with Houston-based companies, including NL Industries, Inc., Compaq Computer Corporation (now Hewlett Packard), Halliburton’s Baroid Drilling Fluids and Zonal Isolation product service lines, Cliffs Drilling Company and Shell Oil Company. Mr. Hajdik was with Ernst & Young LLP in the audit practice from 1989 to 1995. Mr. Hajdik graduated Cum Laude from Texas State University receiving a Bachelor of Business Administration degree. Mr. Hajdik is a Certified Public Accountant and a member of the Texas Society of CPAs as well as the American Institute of Certified Public Accountants.

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 for each of (i) the principal executive officer, the Chief Executive Officer and the Chief Financial Officer, (ii) each of the three most highly compensated executive officers of the Company during 2008 other than the principal executive officer, the Chief Executive Officer or Chief Financial Officer and (iii) the former Chief Executive Officer and the former Chief Financial Officer.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
			Bonus		Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	Salary ($)	($)(2)(3)		($)(4)	($)(4)	($)(5)	($)(6)		($)
Owen Kratz, Chief Executive	2008	$697,307	$-0-		$1,712,459	$135,109	$-0-	$5750		$2,950,625
Officer and President (1)	2007	$662,000	-0-		$1,112,461	$218,510	$400,000	$5,625		$2,398,596
	2006	$389,423	-0-		$550,461	$218,510	$529,760	$5,500		$1,693,654

Anthony Tripodo, Executive	2008	$186,711	$375,000	(8)	$334,264 (9)	-0-	-0-	$5,750		$901,725
Vice President and Chief Financial Officer(7)

Bart Heijermans, Executive	2008	$448,269	$300,000		$1,557,486	-0-	-0-	$7,765		$2,313,520
Vice President and Chief	2007	$425,000	68,400		$1,502,318	-0-	$441,600	$11,189		$2,448,507
Operating Officer	2006	$340,000	$125,000		$1,257,117	-0-	$200,000	$12,038		$1,934,155

Robert Murphy, Executive	2008	$448,269	$180,000		$1,200,018	-0-	-0-	$8,160		$1,836,447
Vice President — Oil &	2007	$425,000	-0-		$1,300,076	-0-	$680,000	$13,267		$2,418,343
Gas (10)	2006	$425,000	$850,000	(11)	$900,068	-0-	-0-	-0-		$2,175,068

Alisa B. Johnson, Executive	2008	$323,750	$285,000		$364,400	-0-	-0-	$7,062		$980,212
Vice President and	2007	$278,000	-0-		$174,396	-0-	$188,800	$8,119		$649,315
General Counsel(12)	2006	$80,000	-0-		$43,332	-0-	$130,000	$600		$253,932

Martin R. Ferron, former Chief	2008	$94,230	-0-		$3,132,535	$507,731	-0-	$1,654,599		$5,389,095
Executive Officer and President(13)	2007	$662,000	-0-		$1,172,756	$111,650	$978,000	$13,365		$2,937,771
	2006	$446,189	$250,000		$610,756	$111,650	$599,386	$12,324		$2,030,305

A. Wade Pursell, former Executive	2008	$188,115	-0-		$842,630	$154,368	-0-	$55,074	(7)(8)	$1,491,067
Vice President and Chief	2007	$340,000	-0-		$419,111	$77,917	$250,880	$13,383		$1,101,291
Financial Officer (14)	2006	$245,102	$75,000		$187,312	$77,917	$255,940	$12,310		$853,581

(1)	Mr. Kratz’s title was changed to President and Chief Executive Officer effective February 28, 2008.

(2)	The bonus and the non-equity incentive plan compensation reflected for 2008, 2007 and 2006 is based on that year’s performance but was actually paid in 2009, 2008 and 2007, respectively.

(3)	Prior to the Securities and Exchange Commission’s adoption in 2006 of amendments to the disclosure requirements for named executive officer compensation, we disclosed cash awards made pursuant to our incentive compensation plan in the Bonus column of the Summary Compensation Table pursuant to the disclosure requirements existing at the time such disclosures were made. In the 2008 proxy statement, pursuant to the amended disclosure requirements promulgated by the Securities and Exchange Commission in 2008, 2007 and 2006, the cash performance bonuses awarded pursuant to our incentive compensation plan are disclosed in the Non-Equity Incentive Plan Compensation column and the cash discretionary bonuses awarded by the Compensation Committee are disclosed in the Bonus column. All amounts awarded to executive officers for the 2008 calendar year were at the discretion of the Compensation Committee and, as a result, all of the 2008 bonus is set forth in the Bonus column. The amounts disclosed in the Bonus column of this table represent discretionary bonuses. The amounts in both the Bonus column and the Non-Equity Incentive Plan Compensation column were paid in March of the year after the year reflected.

(4)	The amounts shown in these columns represent the expense recognized in the years ended December 31, 2008, 2007 and 2006, respectively, as calculated in accordance with the provisions of SFAS 123R, and as a result, may include amounts from awards granted in, or prior to, 2008, 2007 and 2006, respectively. See the “Grant of Plan-Based Awards” table below for details of the 2007 and 2006 stock awards and the related grant date fair market value.

(5)	For 2006 and 2007, the named executive officers were eligible for annual incentives, based on achievement of certain individual, group and corporate performance criteria under the Compensation Committee approved compensation plan. The actual bonus payments to the named executive officers consisted of bonuses based on individual performance objectives together with departmental and Company criteria based on the attainment of pre-established revenue and profit goals. The exact amount of the bonus paid to the named executive officers was determined by the Compensation Committee.

(6)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan and, except for Mr. Kratz, the compensation cost computed under SFAS 123R for purchases of Helix common stock pursuant to the Helix Employee Stock Purchase Plan or “ESPP.” The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits. The ESPP is a qualified, non-compensatory plan that allows employees to acquire shares of Helix common stock through payroll deductions (limited to 10% of an employee’s base salary and subject to statutory limits) over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. No expense related to the ESPP was recognized in prior periods. The ESPP terminated after the employee purchases made in January 2009.

(7)	Mr. Tripodo was appointed as our Executive Vice President and Chief Financial Officer on June 25, 2008. Prior to his appointment, Mr. Tripodo served on our Board of Directors and received additional compensation. See Director Compensation on pages 12-14.

(8)	Mr. Tripodo received a bonus in the amount of $75,000 in connection with accepting his employment with us.

(9)	The amount set forth in this table reflects equity securities received by Mr. Tripodo as an executive officer. Any equity securities received by Mr. Tripodo as a director of the Company are reflected in the Director Compensation table set forth on pages 13-14.

(10)	Mr. Murphy was not an executive officer in 2006.

(11)	This retention bonus was paid in March 2007 in order to incentivize Mr. Murphy to continue employment with the Company.

(12)	Ms. Johnson was appointed as our Senior Vice President and General Counsel on September 18, 2006.

(13)	Mr. Ferron resigned effective February 4, 2008. Mr. Ferron received payments in connection with, and pursuant to a contractual arrangement set forth in the Separation Agreement between Mr. Ferron and the Company.

(14)	Mr. Pursell resigned effective June 25, 2008. Mr. Pursell received payments in connection with, and pursuant to a contractual arrangement set forth in the Separation Agreement between Mr. Pursell and the Company. In addition, Mr. Pursell will receive payments pursuant to a Consulting Agreement beginning in 2009.
Salary and Bonus in Proportion to Total Compensation
          Under our compensation program, the value of the combined base salary and annual bonus for each of our named executive officers is approximately 23.6% to 66% of their total compensation. No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation. We strive to design a compensation package that uses total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, experience and contributions to the Company and uses long-term equity-based incentives to align employee and shareholder interests, as well as to attract, retain and motivate employees. All such compensation is compared against our peer group or survey reference data.
Grant of Plan-Based Awards For Fiscal Year 2008
          In 2005, we adopted the 2005 Plan which provides that we may grant up to 6,000,000 shares (adjusted for the two-for-one stock split on December 10, 2005) of our common stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan. As of March 27, 2009, 2,583,059 shares of restricted stock had been granted pursuant to the 2005 Plan. Our restricted stock awards generally vest 20% per annum beginning on the first anniversary of the grant date, and each such share awarded is eligible to vote at each meeting of shareholders and to receive any dividend declared after the grant date.
          The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2008 to each of our named executive officers:

			Estimated Future	All Other Stock
			Payouts Under Non-	Awards :
			Equity Incentive	Number of Shares of	Grant Date Fair Value of Stock
Name	Type of Award	Grant Date	Plan Awards(1)	Stock	and Options Awarded
Owen Kratz,	Restricted Stock Grant	January 2, 2008	-0-	72,289	$3,000,000

Bart Heijermans	Restricted Stock Grant	January 2, 2008	-0-	48,193	$2,000,000

Robert Murphy	Restricted Stock Grant	January 2, 2008	-0-	48,193	$2,000,000

Anthony Tripodo	Restricted Stock Grant	June 25, 2008	-0-	70,500	$2,865,120

Alisa Johnson	Restricted Stock Grant	January 2, 2008	-0-	22,892	$950,000

Martin R. Ferron (2)	Restricted Stock Grant	January 2, 2008	-0-	72,289	$3,000,000

A. Wade Pursell (3)	Restricted Stock Grant	January 2, 2008	-0-	31,325	$1,300,000

(1)	Helix’s annual bonus plan does not provide for specific goal or objectives and therefore, is not an incentive compensation plan. All amounts paid under the plan are based on the discretion of the Compensation Committee, as set forth in the summary compensation table and discussed in Compensation Discussion and Analysis. The bonus targets for 2008 and 2009 and the bonus amounts paid for 2008 are as follows:

	2008 Bonus			2009 Bonus
	Target	Actual		Target
Owen Kratz	$1,000,000	$0		$1,400,000
Martin R. Ferron	1,000,000		(2)	N/A
A. Wade Pursell	450,000		(3)	N/A
Anthony Tripodo	450,000	300,000		450,000
Bart Heijermans	600,000	300,000		600,000
Robert Murphy	450,000	180,000		600,000
Alisa Johnson	325,000	285,000		375,000

(2)	Mr. Ferron resigned effective February 4, 2008. Mr. Ferron received payments in connection with, and pursuant to, a contractual arrangement set forth in the Separation Agreement between Mr. Ferron and the Company.

(3)	Mr. Pursell resigned effective June 25, 2008. Mr. Pursell received payments in connection with, and pursuant to, a contractual arrangement set forth in the Separation Agreement between Mr. Pursell and the Company.
          The following table sets forth certain information with respect to the restricted stock granted during or for the fiscal year ended December 31, 2008, 2007 and 2006 to each of our executive officers listed in the Summary Compensation Table, respectively.

			All Other
			Stock Awards:
			Number of
			Shares of
			Stock or	Grant Date Fair
	Grant	Approval	Units	Market Value of
Name	Date	Date	(#)(1)	Stock Awards ($)(1)
Owen Kratz,	1/2/2008	12/6/2007	72,289	$3,000,000
President and Chief Executive Officer	1/2/2007	12/6/2006	89,576	$2,809,999
	1/3/2006	12/13/2005	44,250	$1,588,133

Anthony Tripodo	6/25/2008	6/26/2008	70,500	$2,865,120
Executive Vice President and Chief Financial Officer

Bart Heijermans,	1/2/2008	12/6/2007	48,193	$2,000,000
Executive Vice President and Chief Operating Officer	1/2/2007	12/6/2006	39,082	$1,226,002
	1/3/2006	12/13/2005	13,600	$488,104

Robert Murphy,	1/2/2008	12/6/2007	48,193	$2,000,000
Executive Vice President — Oil & Gas (2)	7/1/2006	6/26/2006	123,890	$5,000,200

Alisa Johnson,	1/2/2008	12/6/2007	22,892	$950,000
Executive Vice President and General Counsel	1/2/2007	12/6/2006	7,077	$222,000
	9/18/2006	9/18/2006	19,117	$650,000

Martin R. Ferron,	1/2/2008	12/6/2007	72,289	$3,000,000
Chief Executive Officer and President	1/2/2007	12/6/2006	89,576	$2,809,999
	1/3/2006	12/13/2005	52,650	$1,889,609

A. Wade Pursell,	1/2/2008	12/6/2007	31,325	$1,300,000
Executive Vice President and	1/2/2007	12/6/2006	36,946	$1,158,996
Chief Financial Officer	1/3/2006	12/13/2005	14,950	$536,556

(1)	Awards granted to all named executive officers were in the form of restricted stock. The January 2, 2008, January 2, 2007 and January 3, 2006 grants are valued based on the quoted closing market price of $41.50 per share of our Common Stock on December 31, 2007, the quoted closing market price of $31.37 per share of our Common Stock on December 31, 2006, and the quoted closing market price of $35.89 per share of our Common Stock on December 30, 2005, respectively, the last business day prior to the respective grants. Mr. Murphy’s July 1, 2006 grant was based on the quoted closing market price of $40.36 per share of our Common Stock on June 30, 2006, Mr. Tripodo’s June 25, 2008 grant was based on the quoted closing market price of $40.64 per share of our Common Stock on June 24, 2008 and Ms. Johnson’s September 18, 2006 grant was based on the quoted closing market price of $34.00 per share of our Common Stock on September 15, 2006.

(2)	Mr. Murphy was not an executive officer in 2006 and did not receive a grant of restricted stock or other equity incentive compensation in 2007.

Outstanding Equity Awards At December 31, 2008
     The following table includes certain information with respect to the value at December 31, 2008 of all unexercised options and all unvested restricted stock awards outstanding for each of the named executive officers. The number of options and unvested restricted stock awards held at December 31, 2008 includes options and restricted stock awards granted under the 1995 Plan and the 2005 Plan.

Option Awards					Stock Awards
							Market
					Number of		Value of
	Number of	Number of			Shares or		Shares or
	Securities	Securities			Units of		Units of
	Underlying	Underlying	Option		Stock That		Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options	Options	Price	Expiration	Vested		Vested
Name	(#)	(#)	($)	Date	(#)(2)		($)(3)(4)
	Exercisable	Unexercisable
Owen Kratz,	-0-	13,400 (5)	$12.18	2/25/2014	23,807	(6)	$172,363
President and Chief Executive					26,550	(7)	$192,222
Officer (1)					71,661	(8)	$518,826
					72,289	(9)	$523,372
Anthony Tripodo,	51,000	-0-	$8.57	2/17/2013	670	(10)	$4,851
Executive Vice President and Chief					658	(11)	$4,764
Financial Officer					648	(12)	$4,692
					723	(13)	$5,234
					833	(14)	$6,031
					600	(15)	$4,344
					70,500	(16)	$510,420
Bart Heijermans,	-0-	-0-	N/A	N/A	8,055	(17)	$58,318
Executive Vice President and Chief					8,160	(18)	$59,078
Operating Officer					31,266	(19)	$226,366
					48,193	(20)	$348,917
Robert Murphy,	-0-	-0-	N/A	N/A	99,110	(21)	$717,556
Executive Vice President — Oil &					48,193	(22)	$348,917
Gas
Alisa B. Johnson,	-0-	-0-	N/A	N/A	11,470	(23)	$83,043
Executive Vice President and					5,662	(24)	$40,993
General Counsel					22,892	(25)	$165,738
Martin R. Ferron,	26,280	-0-	$12.18	2/25/2009	-0-		-0-
former Chief Executive Officer and President
A. Wade Pursell,	-0-	-0-	-0-	-0-	-0-		-0-
former Executive Vice President and Chief Financial Officer

(1)	Mr. Kratz’s title was changed to President and Chief Executive Officer effective February 28, 2008.

(2)	Awards granted to all named executive officers in 2008, 2007 and 2006 were in the form of restricted stock.

(3)	The fair market value is calculated as the product of the closing price on the last business day of 2008, or $7.24 per share, and the number of unvested shares.

(4)	No dividends were paid in 2008, 2007 or 2006 with respect to any outstanding restricted stock awards.

(5)	Options were granted on February 25, 2004 and vest 20% per year for a five-year period beginning on February 25, 2005.

(6)	Restricted shares were granted on January 3, 2005 and vest 20% per year for a five-year period beginning on January 3, 2006.

(7)	Restricted shares were granted on January 3, 2006 and vest 20% per year for a five-year period beginning on January 3, 2007.

(8)	Restricted shares granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(9)	Restricted shares were granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(10)	Restricted shares granted on April 2, 2007 and vest on January 1, 2009. These restricted shares were granted in lieu of director’s fees.

(11)	Restricted shares granted on July 2, 2007 and vest on January 1, 2009. These restricted shares were granted in lieu of director’s fees.

(12)	Restricted shares granted on October 1, 2007 and vest on January 1, 2009. These restricted shares were granted in lieu of director’s fees.

(13)	Restricted shares granted on January 2, 2008 and vest on January 1, 2010. These restricted shares were granted in lieu of director’s fees.

(14)	Restricted shares granted on April 1, 2008 and vest on January 1, 2010. These restricted shares were granted in lieu of director’s fees.

(15)	Restricted shares granted on July 1, 2008 and vest on January 1, 2010. These restricted shares were granted in lieu of director’s fees.

(16)	Restricted shares granted on June 25, 2008 and vest 20% per year for a five-year period beginning on June 25, 2009.

(17)	Restricted shares granted on September 1, 2005 and vest 20% per year for a five-year period beginning on September 1, 2006.

(18)	Restricted shares granted on January 3, 2006 and vest 20% per year for a five-year period beginning on January 3, 2007.

(19)	Restricted shares granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(20)	Restricted shares granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(21)	Restricted shares granted on July 1, 2006 and will vest 60% on July 1, 2009 and 20% per year for a two-year period beginning July 1, 2010.

(22)	Restricted shares granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(23)	Restricted shares granted on September 18, 2006 and vest 20% per year for a five-year period beginning on September 18, 2007.

(24)	Restricted shares granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(25)	Restricted shares granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

Option Exercises and Stock Vested for Fiscal Year 2008
          The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2008.

	Option Awards			Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Owen Kratz, President and Chief	31,663	836,853	38,669	$1,630,733
Executive Officer	26,800	631,676

Bart Heijermans, Executive Vice	-0-	-0-	37,361	$1,080,854
President and Chief Operating Officer			10,536	$441,795

Robert Murphy, Executive Vice	-0-	-0-	-0-	-0-
President — Oil & Gas

Alisa B. Johnson, Executive Vice	-0-	-0-	3,823	$103,833
President and General Counsel			1,415	$59,020

Martin R. Ferron, former Chief	11,317	262,102	40,349	$1,702,250
Executive Officer and President			95,156	$3,132,536

A. Wade Pursell, former Executive Vice	38,000	1,112,165	6,448	$270,678
President and Chief Financial Officer	20,000	562,850	20,734	$842,630
	24,530	730,013
	21,440	576,736
	5,360	101,304

All Other Compensation
          The following table includes certain information with respect to the other compensation received by the named executive officers during the years ended December 31, 2008, 2007 and 2006, respectively.

			Company
			Contributions	Severance
			to Retirement and	Payments /
			401(k) Plans	Accruals
Name	Year		($)(1)	($)(2)	Total ($)
Owen Kratz,	2008		$5,750	-0-	$5,750
President and Chief Executive Officer	2007		$5,625	-0-	$5,625
	2006		$5,500	-0-	$5,500

Anthony Tripodo,	2008		$5,750	-0-	$5,750
Executive Vice President and Chief Financial Officer

Bart Heijermans,	2008		$7,765	-0-	$7,765
Executive Vice President and Chief Operating Officer	2007		$11,189	-0-	$11,189
	2006		$12,038	-0-	$12,038

Robert Murphy,	2008		$8,160	-0-	$8,160
Executive Vice President — Oil & Gas	2007		$13,267	-0-	$13,267
	2006		-0-	-0-	-0-

Alisa B. Johnson,	2008		$7,062	-0-	$7,062
Executive Vice President and General Counsel	2007		$8,119	-0-	$8,119
	2006		$600	-0-	$600

Martin R. Ferron,	2008	(2)	$5,750	$1,648,849	$1,654,599
former Chief Executive Officer and President	2007		$13,365	-0-	$13,365
	2006		$12,324	-0-	$12,324

A. Wade Pursell,	2008	(3)	$7,949	$47,125	$55,074
former Executive Vice President and Chief Financial Officer	2007		$13,383	-0-	$13,383
	2006		$12,310	-0-	$12,310

(1)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan and, except for Mr. Kratz, Mr. Ferron, and Mr. Tripodo, the compensation cost computed under SFAS 123R for purchases of Helix common stock pursuant to the ESPP. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits which is equal to $5,750 for each of the named executive officers in 2008.

(2)	Mr. Ferron resigned effective February 4, 1008. Mr. Ferron received payments in connection with, and pursuant to, a contractual arrangement set forth in the Separation Agreement between Mr. Ferron and the Company.

(3)	Mr. Pursell resigned effective June 25, 2008. Mr. Pursell received payments in connection with, and pursuant to, a contractual arrangement set forth in the Separation Agreement between Mr. Pursell and the Company.
Employment Agreements and Change of Control Provisions
          In November 2008, all of our executive officers other than Mr. Murphy signed amended and restated employment agreements. The new agreements were intended to comply with Section 409A of the Internal Revenue Code of 1986 (Section 409A), as amended, and to clarify certain provisions contained in the prior employment agreements. Our employment agreements are a component of our overall employment arrangement and as such have the same primary objectives as our compensation program — to attract and retain executive officers. Payments to be made to any executive officer under their employment agreement as a result of retirement, death, disability, termination for cause, involuntary termination without cause or upon a change in control are based on such executive officer’s employment agreement. We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion. The form of employment agreement contains provisions for the payments described above in order to provide a compensation package that will attract and retain the applicable executive officer. In order to provide consistency among the executive officers, we generally continue to use the same form for multiple years. In order to comply with the requirements of Section 409A, we adopted a new form of employment agreement in 2008. The form was reviewed by our management and by the compensation consultant to determine whether the provisions contained therein were consistent with the employment agreements of our peer group and the survey data. Although we believe that each company in our peer group understandably has different employment contracts from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain such executive officers. The form of employment agreement was then reviewed and approved by the Compensation Committee both for use as a form, and also with respect to the specific terms applicable to each of the executive officers.
          All of our named executive officers have entered into employment agreements with the Company effective November 17, 2008, other than Mr. Murphy who has a letter agreement which was amended to comply with Section 409A. Mr. Kratz executed the new employment agreement effective November 17, 2008. Pursuant to the employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual incentive compensation plan (cash bonus), participate in the long term incentive plan and participate in all profit sharing, incentive, bonus and other employee benefit plans made available to the Company’s executive officers. Each of Messrs. Heijerman’s, Murphy’s, Hajdik’s and Tripodo’s and Ms. Johnson’s employment agreements has similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities). Messrs. Ferron and Pursell were also party to an employment agreement in the form used by the Company prior to the November 2008 form of agreement. Mr. Ferron’s employment agreement was terminated in connection with his resignation in February 2008. Mr. Pursell’s employment agreement was terminated in connection with his resignation in June 2008. Mr. Murphy’s letter agreement was entered into in December 2006. Mr. Murphy has not entered into a revised agreement since becoming an executive officer.
          The following information and table labeled “Estimated Payments Upon Termination or Change of Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their employment agreements. The following assumptions and general principles apply with respect to the following information and table:
•	The amounts shown with respect to any termination assume that the named executive officer was terminated on December 31, 2008. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control or with respect to Mr. Murphy, after a change of control and material change in senior management.

•	Each of the named executive officers is entitled to receive amounts earned prior to his or her termination regardless of the manner in which the named executive officer is terminated. In addition, he or she would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.
Non-Compete Provision
          Each executive officer’s employment agreement, other than Mr. Murphy’s, provides, among other things, that during the term of the executive officer’s employment and for a period of one year after the termination of the executive officer’s employment with us for any reason, the executive officer shall not engage in a business which engages in the business of providing offshore energy construction services industry in the Gulf of Mexico or the oil and gas exploration and production business in the Gulf of Mexico or other fields in which the Company owns an interest. Each executive officer also agrees not to solicit any customers with whom he or she has had contact or any employees for a period of one year after the termination of such executive officer’s employment with us for any reason.
Termination for Cause or as a Result of Death, Disability or Retirement
          Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause or the executive officer resigns without “Good Reason”, then such officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and unpaid cash bonus for the prior year. In the event of the death, disability or retirement of such executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the date of such termination plus any unpaid cash bonus for the previous year. The cash bonus for the year of such termination shall be paid in an amount equal to prorated portion of the bonus for the period prior to the date of termination. Any prorated bonus will be paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, such executive officer shall remain eligible to receive the compensation and benefits set forth in the employment agreement until his or her termination (a period of at least 6 months and up to 12 months).
Termination by Employee
          In the event an executive officer, other than Mr. Murphy, terminates his or her employment without “Good Reason”, as defined in the employment agreement, upon 30 days written notice, the executive officer shall remain our employee for 30 days and shall remain subject to, and receive the benefit of the employment agreement during that time. In the event the executive officer, other than Mr. Murphy, terminates his or her employment with “Good Reason”, then the executive officer shall be entitled to receive an amount equal to the factor set forth below times such officer’s base salary for the year in which the termination occurs. With respect to each executive officer other than Mr. Murphy and Mr. Tripodo, all equity based incentive awards that would have vested in accordance with their terms within 12 months of the termination shall automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity based incentive awards other than the number of shares necessary for him to receive an aggregate minimum of 20,000 shares from his initial restricted stock award of 70,500 as an employee (on June 25, 2008) if such amount has not vested prior to such termination. The executive is also entitled to receive any unpaid cash bonus for the preceding year paid no later than March 15 of the year of termination and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The salary multiple for each executive officer is set forth below:

Owen Kratz -	2 times
Bart Heijermans -	1 times
Robert Murphy -	N/A
Anthony Tripodo -	2 times
Alisa B. Johnson -	1 times
          In the event Mr. Murphy terminates his employment for any reason, he shall have no further rights under his employment.
Involuntary Termination by the Company
          In the event we terminate the executive officer’s, other than Mr. Murphy’s, employment for any other reason (other than for cause or upon the death, disability or retirement of the executive officer), then the executive officer shall be entitled to receive an amount equal to the factor set forth below times such officer’s base salary for the year in which the termination occurs. With respect to each executive officer other than Mr. Murphy and Mr. Tripodo, all equity based incentive awards that would have vested in accordance with its terms within 12 months of the termination shall automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity based incentive awards other than the number of shares necessary for him to receive an aggregate minimum of 20,000 shares from his initial restricted stock award of 70,500 as an employee (on June 25, 2008) if such amount has not vested prior to such termination. The executive is also entitled to receive any unpaid cash bonus for the preceding year paid no later than March 15 of the year of termination and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The multiple for each executive officer is set forth below:

Owen Kratz -	2 times
Bart Heijermans -	1 times
Robert Murphy -	N/A
Anthony Tripodo -	2 times
Alisa B. Johnson -	1 times
          In the event we terminate Mr. Murphy’s employment for any reason (other than for cause or upon the death, disability or retirement of Mr. Murphy), then Mr. Murphy’s employment arrangement and Mr. Murphy’s rights thereunder shall terminate twelve months after we deliver written notice of such termination. As a result, Mr. Murphy would be entitled to annual base salary plus cash bonus for the twelve months following receipt of such written notice. In addition, during such twelve month period, the restricted stock awards held by Mr. Murphy would continue to vest in accordance with their terms.
          In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer, subject to the terms of any employment agreements. The Compensation Committee would consider a number of factors in making a determination regarding the payment of severance or benefits. The determination has historically been based in part on the executive officer’s rights under his employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, such determination would depend on a variety of circumstances and factors that cannot be anticipated.
Change of Control Provision
          With respect to each executive officer except Mr. Tripodo and Mr. Murphy, pursuant to the terms of their employment agreement, if the executive officer terminates his or her employment for “Good Reason” or is terminated without “Cause” within a two-year period following a “Change of Control”, in addition to amounts due and payable at the time of such termination, the executive officer is entitle to receive (a) a lump sum payment in an amount equal to the multiple set forth below times such executive’s aggregate annual cash compensation defined as their current salary plus cash bonus target; (b) ) all options and restricted stock held by such officer under the 2005 Plan and its predecessor, our 1995 Plan, would immediately vest, and (c) a lump sum payment equal to the cost of continuation of health coverage under COBRA for eighteen months. The agreements provide that if any payment to the named executive officer will be subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable. Mr. Tripodo would receive the same benefits upon a “Change of Control” whether or not his employment is terminated.

Owen Kratz -	2.99 times
Bart Heijermans -	2 times
Robert Murphy -	N/A
Anthony Tripodo -	2 times
Alisa B. Johnson -	2 times
          For purposes of the employment agreements, “Change of Control is defined as one person or group acquires stock that gives such person or group control of more than 50% of the value or voting power of us, during any 12-month period any person or group obtains 45 percent of the voting power of the Company or a majority of the Board is replaced by persons not endorsed by a majority of the existing Board, or a change in ownership of a substantial portion of the assets of the Company; “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence which adversely affects the performance of the executive officer; and “Good Reason” means the material diminution of the executive officer’s base salary, material diminution of his or her authority, duties or responsibilities, a material change in the executive officer’s reporting relationship, material change in the geographic location at which the executive officer must perform his or her duties, or any action that would constitute a material breach of the employment agreement by the Company.
          With respect to Mr. Murphy, pursuant to his employment arrangement, if Mr. Murphy is terminated without cause by us within a six-month period following a “Change of Control” and a “Material Change in Senior Management,” or terminates his employment for “Good Cause” during a two-year period following a “Change of Control,” in addition to other amounts due under the applicable agreement, (a) we would make a lump sum payment to him of two times the annual base salary together with the annual bonus paid to the officer with respect to the most recently completed fiscal year, (b) all options and restricted stock held by such officer under the 2005 Plan and its predecessor, our 1995 Plan, would immediately vest, and (c) he would continue to receive benefits for a period of two years. For the purposes of the employment agreements, a “Material Change in Senior Management” means any one or both of the chief executive officer and the chief operating officer cease their employment. A “Change of Control” for purposes of the agreements would occur if a person or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company’s then outstanding securities. “Good Cause” includes any one of the following: (i) a material change in the officer’s position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) a significant change in the officer’s reporting relationships, or (iv) certain breaches by the Company of the agreement. The agreements provide that if any payment to the named executive officer will be subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.

Potential Payments upon Termination after a Change of Control
          If a Change of Control had occurred within three months of the end of 2008, and, in addition with respect to Mr. Murphy there had been a Material Change in Senior Management, or their employment had been terminated on December 31, 2008, the named executive officers would have been eligible to receive the payments set forth below.

	O. Kratz	A. Tripodo	B. Heijermans	R. Murphy		A. Johnson
Normal and early retirement
2008 annual cash incentive compensation	$1,000,000	$450,000	$600,000	$450,000		$325,000

Total	$1,000,000	$450,000	$600,000	$450,000		$325,000

Death
2008 annual cash incentive compensation	$1,000,000	$450,000	$600,000	$450,000		$325,000
Total	$1,000,000	$450,000	$600,000	$450,000		$325,000

Disability (1)
2008 annual cash incentive compensation	$1,000,000	$450,000	$600,000	$450,000		$325,000

Total	$1,000,000	$450,000	$600,000	$450,000		$325,000

Termination for cause or resignation without good reason
Amount received	$-0-	$-0-	$-0-	$-0-		$-0-

Total	$-0-	$-0-	$-0-	$-0-		$-0-

Involuntary termination without cause
2008 annual cash incentive compensation	$1,000,000	$450,000	$600,000	$450,000		$325,000
Multiple of base salary	1,400,000	730,000	450,000	450,000		325,000
Acceleration vesting of stock options(2)	-0-	-0-	-0-	-0-		-0-
Acceleration vesting of restricted stock(2)	384,639	-0-	175,230	500,320		71,067

Total	$2,784,639	$1,180,000	$1,225,230	$1,400,320	(3)	$721,067

Termination by Executive for Good Reason
2008 annual cash incentive compensation	$1,000,000	$450,000	$600,000	$-0-		$325,000
Multiple of base salary	1,400,000	730,000	450,000	-0-		325,000
Acceleration vesting of stock options(2)	-0-	-0-	-0-	-0-		-0-
Acceleration vesting of restricted stock(2)	384,639	-0-	175,230	-0-		71,067

Total	$2,784,639	$1,180,000	$1,225,230	$-0-		$721,067

Change in control
Accelerated Helix stock options(2)	$-0-	$-0-	$-0-	$-0-		$-0-
Accelerated Helix restricted stock(2)	1,406,783	540,336	343,762	1,066,473		289,774

Total	$1,406,783	$540,336	$343,762	$1,066,473		$289,774

Change in control with involuntary termination without cause or by executive for good reason
Cash severance payment	$5,083,000	$1,630,000	$2,100,000	$2,260,000		$1,300,000
Accelerated Helix stock options(2)	-0-	-0-	-0-	-0-		-0-
Accelerated Helix restricted stock(2)	1,406,783	540,336	343,762	1,066,473		289,774
COBRA Coverage	22,173	18,675	25,413	12,450		22,173
Excise tax gross up	-0-	741,988	-0-	-0-		471,293

Total	$6,511,956	$2,930,999	$2,469,175	$3,338,923		$2,061,067

(1)	Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurs on December 31, 2008, the named executive officer would have already received his base salary for such period.

(2)	Based upon the closing price of Helix stock on December 31, 2008 or equal to $7.24 per share. All outstanding options had an exercise price that exceeded the closing price on December 31, 2008.

(3)	In the event Mr. Murphy is terminated without cause, his restricted stock grant dated July 1, 2006 vests 20% per year for the period of his employment.
Severance Agreements with Mr. Ferron and Mr. Pursell
          Mr. Ferron resigned effective February 4, 2008. Mr. Pursell resigned effective June 25, 2008. Pursuant to the terms of their employment agreements, neither Mr. Ferron nor Mr. Pursell were entitled to any payment or benefit upon a resignation.
          In connection with Mr. Ferron’s resignation, we entered into a Separation Agreement with him dated February 8, 2008 pursuant to which Mr. Ferron received, (i) a $978,000 payment on or before paid 11 days after the execution of the Separation Agreement; (ii) a $607,945 payment 6 months after the execution of the Separation Agreement; (iii) a $1,117,665 payment on January 15, 2009; (iv) a payment for accrued but on used vacation equal to $68,654; (v) payment of his medical, dental and vision benefits for one year from the date of the Separation Agreement valued at approximately $ 12,200; (vi) 95,156 shares of previously issued but unvested restricted stock vested 10 days after the execution of the Separation Agreement with an aggregate value of approximately $3,132,536; and (vii) nonqualified stock options to purchase 23,178 shares that were previously awarded but unvested vested 10 days after the execution of the Separation Agreement and the period of exercisability of such options was extended until one year plus 60 days after the execution of the Separation Agreement with an aggregate value of approximately $504,073. The aggregate value of the benefits received by Mr. Ferron pursuant to the Separation Agreement was approximately $6,344,609 (excluding the payment for unused vacation).
          In connection with Mr. Pursell’s resignation, we entered into a Separation Agreement with him dated June 25, 2008. pursuant to which Mr. Pursell’s received, or will receive, (i) a $179,508 payment 6 months after the termination of his employment; (ii) a $655,491 payment on January 15, 2009; (iii) payment of his medical benefits for one year from the termination of his employment valued at approximately $12,390; (iv) a consulting agreement with payments beginning in 2009 having aggregate payments equal to $547,470; (v) a payment for accrued but unused vacation equal to $55,074; (v) 20,734 shares of previously issued but unvested restricted stock awarded vested on July 4, 2008 with an aggregate value of approximately $842,620; and (vi) nonqualified stock options to purchase 5,360 shares of our stock that were previously awarded but unvested vested on July 4, 2008 and the period of exercisability of such options was extended until September 4, 2009 with an aggregate value of approximately $154,368. The aggregate value of the benefits received by Mr. Pursell pursuant to the Separation Agreement was approximately $2,379,458 (excluding the payment of unused vacation).
OTHER INFORMATION
Expenses of Solicitation
          We will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Our directors, officers and regular employees, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.
Proposals and Director Nominations for 2010 Shareholders Meeting
          In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2010 annual meeting, the written proposal must be received by the Corporate Secretary at our offices no later than December 2, 2009. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.
          With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the board’s Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth below. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business to be considered or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the business or the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected. The shareholder providing such proposal or nomination must provide his or her name and address and the class and number of voting securities held by such shareholder. Such shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the annual meeting of shareholders. In addition, the shareholder must give timely notice to the Corporate Secretary of Helix no later than February 12, 2010. A copy of the By-laws is available from the Corporate Secretary.
          All submissions to, or requests from, the Corporate Secretary should be made to our principal executive offices at 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.
Other
          Some bank brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our annual report and proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report or proxy statement, please submit your request in writing to the address set forth below.
          Our 2008 Annual Report on Form 10-K, including financial statements, is available to shareholders of record as of March 19, 2009, together with this proxy statement.
          WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 400 NORTH SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS 77060 OR BY CALLING 1 (888) 345-2347 AND ASKING FOR THE CORPORATE SECRETARY.
          The Board of Directors knows of no other matters to be presented at the annual meeting. If any other business properly comes before the annual meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.
By Order of the Board of Directors

Alisa B. Johnson
Corporate Secretary
Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77060-3500
Phone (281) 618-0400

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
MAY 13, 2009
AND PROXY STATEMENT
400 North Sam Houston Parkway East
Houston, Texas 77060

HELIX ENERGY SOLUTIONS GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2009
Crowne Plaza Hotel Houston North - Greenspoint
425 North Sam Houston Parkway East
Houston, TX 77060

Helix Energy Solutions Group, Inc. 400 North Sam Houston Parkway East, Suite 400, Houston, TX 77060

proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 13, 2009.
The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 1, 2009, hereby appoints Anthony Tripodo and Alisa B. Johnson as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of Helix Energy Solutions Group, Inc. held of record by the undersigned on March 19, 2009 at the 2009 Annual Meeting of Stockholders to be held on May 13, 2009 at 10:00 a.m. at the Crowne Plaza Hotel Houston North – Greenspoint - 425 North Sam Houston Parkway East, Houston, TX 77060, and any adjournments thereof.

(Please see reverse side for voting instructions.)

COMPANY #

Vote by Internet, Telephone
or Mail 24 hours a day,
7 days a week
Your phone or Internet vote authorizes the
named proxies to vote your shares in the same
manner as if you marked, signed and returned
your proxy card.

INTERNET – www.eproxy.com/hlx Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 12, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 12, 2009.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.
ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Proposal 1

1. To elect three “Class II” directors of the Company with terms expiring in 2012:		☐	FOR all “Class II” nominees (except as indicated below)	☐	WITHHOLD AUTHORITY from ALL nominees
01 William L. Transier 02 T. William Porter	03 James A. Watt

You may vote on the proposal by marking one of the boxes provided to the right:

(Instructions: To withhold authority to vote for any individual nominee, write that person’s name in the box provided to the right.)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS II DIRECTORS INDICATED IN PROPOSAL 1, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Dated:

Signature(s) in Box

Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.